As filed with the Securities and Exchange Commission on February 2, 2018

Registration Statement No. 333-212654

Registration Statement No. 333-213255

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 4

TO

REGISTRATION STATEMENT ON
FORM S-1
UNDER THE SECURITIES ACT OF 1933

OPTEX SYSTEMS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	3827	33-143215
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Identification Number)

1420 Presidential Drive
Richardson, TX 75081
(972) 764-5700
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Danny Schoening
Chief Executive Officer
1420 Presidential Drive
Richardson, TX 75081
(972) 764-5700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:

Jolie Kahn, Esq.
33 Edgewood

Locust Valley, NY 11560

(516) 217-6379

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date hereof.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “small reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

☐	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to section 13(a) of the Exchange Act.

Explanatory Note

This combined Post-Effective Amendment No. 4 on Form S-1 (this “Post-Effective Amendment”) relates solely to the sale of shares underlying the warrants and the shares of Series C preferred stock relating to the August 2016 sale to the public of 2,291,900 Class A units consisting of common stock and warrants and 400 Class B units consisting of shares of Series C convertible preferred stock and warrants (and an aggregate of 5,625,500 shares of common stock underlying (i) shares of Series C convertible preferred stock and (ii) warrants), which were registered by the registrant on the Registration Statements on Form S-1 (File Nos. 333-212654 and 333-213255) declared effective by the Securities and Exchange Commission on or about August 22, 2016 and August 23, 2016 respectively, as amended by that certain Post-Effective Amendment No. 1 on Form S-1 declared effective by the SEC on or about January 17, 2017, and as further amended by that certain Post-Effective Amendment No. 2 on Form S-1, declared effective by the SEC on or about March 7, 2017 and that certain Post-Effective Amendment No. 3 on Form S-1, as amended by that certain Amendment No. 1 to Post-Effective No. 3, declared effective by the SEC on or about June 6, 2017. This Post-Effective Amendment is being filed to include the revised auditor’s report covering the financial statements for the year ended October 1, 2017, as filed with the SEC as part of the Annual Report on Form 10-K on December 20, 2017, and as further amended by insertion of the revised auditor’s report for the aforementioned amended financial statements, as filed with the SEC as part of the Amendment No. 1 to Form 10-K filed on December 22, 2017. All filing fees payable in connection with the registration of these securities were previously paid by the registrant at the time of filing the original Registration Statement on Form S-1.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

PROSPECTUS	SUBJECT TO COMPLETION, DATED FEBRUARY 2, 2018

OPTEX SYSTEMS HOLDINGS, INC.

We offered 2,291,900 shares of our common stock, $.001 par value per share, together with warrants to purchase an equal number of shares of common stock (and the shares issuable from time to time upon exercise of the warrants) pursuant to this prospectus at an offering price of $1.20 for each unit of a share and a warrant (“Class A unit”). The shares and warrants will be separately issued, but the shares and warrants will be issued and sold to purchasers in equal proportion. Each warrant will have an exercise price of $1.50 per share, will be exercisable upon issuance and will expire five years from issuance.

We also offered to those purchasers, whose purchase of Class A units in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding common stock following the consummation of this offering, the opportunity to purchase, in lieu of the number of Class A units that would result in ownership in excess of 4.99% of our outstanding common stock, a unit consisting of one share of Series C convertible preferred stock, par value $.001 per share, convertible at any time at the holder’s option into a number of shares of common stock equal to $5,000 divided by $1.20, the public offering price per Class A unit (the “Conversion Price”), and warrants to purchase a number of shares of common stock equal to the number of shares of common stock issuable upon conversion of one share of Series C convertible preferred stock (“Class B unit”) at a public offering price of $5,000 per Class B unit. The warrants included in the Class B units will have the same terms as the warrants included in the Class A units.

Our common stock is currently traded on the OTCQB Marketplace, operated by OTC Markets Group, Inc. under the symbol “OPXS”. The closing sale price on the OTCQB on January 30, 2018, was $1.06 per share. There is historically no established trading market for the warrants or the Series C convertible preferred stock. However, the warrants now trade on the OTCQB Marketplace under the ticker symbol “OPXSW”.

INVESTING IN THE OFFERED SECURITIES INVOLVES RISKS, INCLUDING THOSE SET FORTH IN THE “RISK FACTORS” SECTION OF THIS PROSPECTUS BEGINNING ON PAGE 13. INVESTORS SHOULD ONLY CONSIDER AN INVESTMENT IN THESE SECURITIES IF THEY CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is __________, 2018.

You should rely only on the information contained in this prospectus and any related free writing prospectus that we may provide to you in connection with this offering. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: neither we nor the underwriter have done anything that would permit this offering or possession or distribution of this prospectus or any free writing prospectus we may provide to you in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus and any such free writing prospectus outside of the United States.

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PROSPECTUS SUMMARY

This summary highlights important information about this offering and our business. It does not include all information you should consider before investing in our common stock. Please review this prospectus in its entirety, including the risk factors and our financial statements and the related notes, before you decide to invest.

References in this prospectus to “we,” “us,” and “our” refer to Optex Systems Holdings, Inc. and its subsidiaries.

Our Company

We manufacture optical sighting systems and assemblies, primarily for Department of Defense applications. Its products are installed on various types of U.S. military land vehicles, such as the Abrams and Bradley fighting vehicles, light armored and armored security vehicles and have been selected for installation on the Stryker family of vehicles. We also manufacture and deliver numerous periscope configurations, rifle and surveillance sights and night vision optical assemblies. We have capabilities which include machining, bonding, painting engraving and assembly and can perform both optical and environmental testing in-house. Our products consist primarily of build-to-customer print products that are delivered both directly to the armed services and to other defense prime contractors. We are both a prime and sub-prime contractor to the Department of Defense. Sub-prime contracts are typically issued through major defense contractors such as General Dynamics Land Systems, Raytheon Corp., BAE, NorcaTec and others. We are also a military supplier to foreign governments such as Israel, Australia and NAMSA and South American countries and as a subcontractor for several large U.S. defense companies serving foreign governments.

Recent Orders

●	In October 2016, we received a $0.8 million order from L-3 Communications for night vision goggle laser interference filter assemblies deliverable through March 2017.

●	In October 2016, we were awarded a $1.3 million portion of a commercial multi-year strategic supplier agreement with a domestic manufacturer of premium optical devices to supply its optical assemblies. The units will be delivered in fiscal year 2017.

●	In November 2016, we were awarded a $1.5 million contract for laser protected periscopes from Defense Logistics Agency (DLA). The award is the first delivery order against a 5-year Indefinite Delivery, Indefinite Quantity (IDIQ) contract with DLA totaling $5.99 million. Deliveries for the first order against this contract began in January 2017 and will continue through August 2017.

●	In December 2016, we were awarded a $1.5 million purchase order from one of the world’s largest defense companies for laser protected periscopes installed into Light Armored Vehicles in the Middle East. The periscopes will be delivered over three years, with the first delivery beginning in December 2017.

●	In February 2017, we were awarded a $1.3 million award with a domestic manufacturer of premium optical devices for deliveries in fiscal year 2017.

●	In March 2017, we received a purchase order from a domestic defense contractor in the amount of $1.7 million to supply Laser Interference Filter (LIF) Assemblies supporting the U.S. Government spares for fielded night vision goggles. Deliveries will begin in June 2017 and continue through January 2018.

●	On July 3, 2017, we were awarded a five year Indefinite-Delivery Indefinite-Quantity contract through DLA Land at Aberdeen for provision of night vision assemblies for the U.S. military. The Laser Interference Filter Assemblies will be manufactured at the Applied Optics Center (AOC) Division of Optex Systems, Inc. in Dallas, Texas. The contract calls for five one-year ordering periods running consecutively commencing on July 5, 2017 at pricing set forth in the addenda to the contract. The contract calls for first article testing and has a guaranteed minimum of $50,000. Given prior contracts awarded to the Company through DLA, the Company expects to generate between $8.4 and $12.4 million in revenue over the next five year period from this contract.

●	On September 11, 2017 we were awarded a $1.35 million contract by defense industry leader General Dynamics Land Systems-Canada, to provide LAV 6.0 optimized weapon system support for Optex’s Commander Sighting System. This in-service support will continue over the next three years for their existing fleet of Light Armored Vehicles.

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●	On September 18, 2017 was awarded a five year Indefinite-Delivery Indefinite-Quantity (IDIQ) contract through Defense Logistics Association (DLA) in support of the Abrams Main Battle Tank platform. The contract is expected to generate between $1.5M and $2.4 million in revenue over the next five year period for Optex Systems. As of October 30, three task delivery orders have been awarded against the IDIQ for a total value of $1.5 million.

New Product Development

We continue to field new product opportunities from both domestic and international customers. Given continuing unrest in multiple global hot spots, the need for precision optics continues to increase. Most of these requirements are for observation and situational awareness applications; however, we continue to see requests for higher magnification and custom reticles in various product modifications. The basic need to protect the soldier while providing information about the mission environment continues to be the primary driver for these requirements.

We are cautiously optimistic that the new government administrations proposed boost in military spending will have a favorable impact in the direction of funding or product need for the U.S. military. We anticipate that absent any significant changes from the current defense spending levels, maintenance will still be required, and the opportunities for us to upgrade existing systems with higher performing systems will continue to present themselves. Spending levels may change, but given the mix between foreign spending, domestic/prime demand, and the more recent commercial opportunities, we do not expect any negative trends arising from political domestic changes over the next twelve months.

In July 2017, Optex Systems was awarded a design patent on our “Red Tail” digital spotting scope. This device is targeted towards long range observation and image recording used by military, border patrol, and select consumer/commercial applications. The device is designed to deliver high definition images with military grade resolution, but at commercial “off the shelf” pricing. Using high grade optics to deliver a 45X magnified image onto a 5 megapixel CMOS sensor, the Red Tail device then transmits this image via Wi-Fi to the user’s smartphone or tablet. Digital still images or videos can then be captured and/or emailed using a custom Red Tail app available for either iOS or Android devices.

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Products

Our products are installed on various types of U.S. military land vehicles, such as the Abrams and Bradley, and Stryker families of fighting vehicles, as well as light armored and armored security vehicles. We also manufacture and deliver numerous periscope configurations, rifle and surveillance sights and night vision optical assemblies. We deliver our products both directly to the federal government and to prime contractors.

We deliver high volume products, under multi-year contracts, to large defense contractors and government customers. Increased emphasis in the past two years has been on new opportunities to promote and deliver our products in foreign military sales, where U.S.-manufactured, combat and wheeled vehicles, are supplied (and upgraded) in cooperation with the U.S. Department of Defense. We have a reputation for quality and credibility with our customers as a strategic supplier. We also anticipate the opportunity to integrate some of our night vision and optical sights products into commercial applications.

Specific product categories include:

●	Electronic sighting systems

●	Mechanical sighting systems

●	Laser protected plastic and glass periscopes

●	Non-laser protected plastic and glass periscopes

●	Howitzer sighting systems

●	M36 Thermal Day/Night Periscopes

●	M17 Day/Thermal Periscopes

●	Ship binoculars

●	Replacement optics (e.g. filters, mirrors)

●	Optical assemblies and laser filters

Product Line	Product Category
Periscopes	Laser & Non Laser Protected Plastic & Glass Periscopes, Electronic M17 Day/Thermal Periscopes, Vision Blocks

Sighting Systems	Back Up Sights, Digital Day and Night Sighting Systems (DDAN), M36 Thermal Periscope, Unity Mirrors

Howitzers	M137 Telescope, M187 Mount, M119 Aiming Device

Other	Muzzle Reference Systems (MRS), Binoculars, Collimators, Optical Lenses & Elements, Windows

Applied Optics Center	ACOG Laser filter, Laser Filter Interface, Optical Assemblies

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Recent Events

Sileas Corp.

On June 9, 2017, Sileas Corp. (“Sileas”), a related party to us, entered into a transaction with The Longview Fund, L.P.(“Longview”) to settle its February 20, 2009 note with Longview in the original principal amount of $13,524,405 (the “Note”). The parties agreed to a conversion by Longview of $3,358,538 of the amount due under the Note into 2,798,782 shares of Company common stock owned by Sileas and previously pledged to Longview as security with respect to the Note. Simultaneously therewith, Sileas made a $250,000 cash payment to Longview, and Longview agreed to cancel the remaining debt of $10,571,791 due under the Note. The remaining amount due under the Note is $64,000 which shall be paid in cash by Sileas to Longview on a quarterly basis, upon the payment of quarterly dividends by us, over the next four calendar quarters commencing on or about June 30, 2017. In order to effect the above, Longview also released the pledge on all of our shares owned by Sileas and previously pledged to Longview.

Simultaneously with the above, Sileas sold 800,000 shares of our common stock to Danny Schoening and Karen Hawkins at a price equal to $314,000  (which is a discounted amount based upon recognition of years of administrative support by Mr. Schoening and Ms. Hawkins for the Company) as follows: (i) Danny Schoening: 640,000 Shares for $200,000 plus a $50,825 promissory note; and (ii) Karen Hawkins: 160,000 Shares for $50,000 plus a $12,706 promissory note. Each promissory note has a one year term, with interest at 1.18% per annum and shall be payable in four equal quarterly installments of $12,800 for Danny Schoening and $3,200 for Karen Hawkins, each installment payable within five business days after the payment of cash dividends by us to each of them. As a result, Sileas no longer owns any shares of our common stock.

After giving effect to the above transactions, the beneficial ownership of our equity securities by held by each of the Longview Fund, Danny Schoening and Karen Hawkins as of December 18, 2017 is follows:

The Longview Fund 2,800,132 shares or 31.1%

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Danny Schoening 744,287 shares or 8.3%

Karen Hawkins shares 192,563 or 2.1%

Changes to the Board of Directors

Effective as of May 31, 2017, Charles Trego resigned as a director of us and from all appointments to Committees of our Board of Directors. On May 26, 2016, Kerry Craven resigned as one of our directors.

Effective as of June 9, 2017, Peter Benz resigned as Chairman of the Board and a Director of us. Effective as of that same date, our Board of Directors appointed Danny Schoening, its CEO and a director, as the Chairman of the Board of Directors and appointed Karen Hawkins, its CFO, and Bill Bates, the General Manager of its Applied Optics Center division, as directors. Stanley Hirschman retired as our President as of July 20, 2017.

Dividend

On July 12, 2017, we paid our holders (as of July 5, 2017) of common stock, Series C preferred stock and warrants (with the Series C preferred stock and warrants on an as converted/exercised basis) a dividend of $.02 per share. On October 19, 2017, we paid our shareholders of record, as October 12, 2017, a cash dividend at the rate of $0.02 per share for each share of our common stock, warrants and Series C preferred stock (on an as exerciseable/convertible basis for the warrants and Series C preferred stock).

Compensation Changes

On January 21, 2016, our Board of Directors Compensation Committee held a meeting and approved the following compensation changes:

●	A base salary increase of 10% for Danny Schoening, CEO, and Karen Hawkins, CFO.

●	A bonus payment of $7.5 thousand awarded to Karen Hawkins for 2015 performance.

●	A $10 thousand monthly director fee for Peter Benz, Chairman, effective for calendar 2016.

On November 4, 2016, our Board of Directors Compensation Committee held a meeting and approved the following compensation changes:

●	A bonus payment of $48.9 thousand awarded to Danny Schoening for 2016 performance.

●	A bonus payment of $35.7 thousand awarded to Karen Hawkins for 2016 performance.

 On March 31, 2017, our Board of Directors Compensation Committee held a meeting and approved the following compensation changes:

●	A base salary increase of 4% for Danny Schoening, CEO, and Karen Hawkins, CFO.

 On June 9, 2017, through Unanimous Written Consent, our Board of Directors approved the following compensation changes:

●	Danny Schoening’s employment agreement shall be amended to increase his annual bonus from a maximum of 30% to 60% of his base salary.

●	A $10 thousand monthly board advisory fee for Peter Benz (former board Chairman), through December 2017.

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On June 14, 2017, through Unanimous Written Consent, our Board of Directors approved the following compensation changes for independent board members:

●	Increased the monthly fee paid to the remaining independent directors from $1,000 to $1,500 per month, effective immediately.

Credit Facility — Avidbank

On April 20, 2016, we amended our revolving credit facility with Avidbank. The new renewable revolving maturity date is January 22, 2018. The facility provides up to $2 million in financing against eligible receivables and is subject to meeting certain covenants including an asset coverage ratio test for up to twenty months. The material terms of the amended revolving credit facility are as follows:

●	The interest rate for all advances shall be the then in effect prime rate plus 2.5% and is subject to a minimum interest payment requirement per six month period of $10,000.

●	Interest shall be paid monthly in arrears.

●	A facility fee of (0.5%) of the revolving line ($10,000) was due (and paid) on May 22, 2016 and each anniversary thereof for so long as the revolving credit facility is in effect.

●	The loan period is from April 20 through January 22, 2018 at which time any outstanding advances, and accrued and unpaid interest thereon, will be due and payable.

●	Our obligations to Avidbank are secured by a first lien on all of its assets (including intellectual property assets should it have any in the future) in favor of Avidbank.

●	The facility contains customary events of default. Upon the occurrence of an event of default that remains uncured after any applicable cure period, Avidbank’s commitment to make further advances may terminate, and Avidbank would also be entitled to pursue other remedies against us and the pledged collateral.

●	Pursuant to a guaranty executed by Optex Systems Holdings in favor of Avidbank, Optex Systems Holdings has guaranteed all obligations of Optex Systems, Inc. to Avidbank.

On October 17, 2016, we further amended our revolving credit facility with Avidbank to increase the facility to $2.2 million and to allow for a $250 thousand letter of credit sublimit with an annual fee of 1.5% of the face amount of the letter of credit. On October 17, 2016, we secured a $250 thousand irrevocable letter of credit from Avidbank with Cabot Industrial Value Fund II Operating Partnership, L.P. as the beneficiary. The letter of credit was issued as a condition of our facility lease, executed on October 21, 2016t for the Applied Optics Center facility in Dallas, Texas.

2016 Restricted Stock Unit Plan

On June 14, 2016, our Compensation Committee approved our 2016 Restricted Stock Unit Plan. This plan provides for issuance of stock units (“RSUs”) for up to 1,000,000 shares of our common stock. Each RSU constitutes a right to receive one share of our common stock, subject to vesting, which unless otherwise stated in an RSU agreement, shall vest in equal amounts on the first, second and third anniversary of the grant date. Shares of our common stock underlying the number of vested RSUs will be delivered as soon as practicable after vesting. During the period between grant and vesting, the RSUs may not be transferred, and the grantee has no rights as a shareholder until vesting has occurred. If the grantee’s employment is terminated for any reason (other than following a change in control of us or a termination of an officer other than for cause), then any unvested RSUs under the award will automatically terminate and be forfeited. If an officer grantee’s employment is terminated by us without cause or by the grantee for good reason, then, provided that the RSUs have not been previously forfeited, the remaining unvested portion of the RSUs will immediately vest as of the officer grantee’s termination date. In the event of a change in control, our obligations regarding outstanding RSUs shall, on such terms as may be approved by the Committee prior to such event, immediately vest, be assumed by the surviving or continuing company or cancelled in exchange for property (including cash).

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On June 15, 2016, we issued 150,000 RSUs to our Chief Executive Officer, Danny Schoening, and 50,000 RSUs to our Chief Financial Officer, Karen Hawkins. The RSUs issued to Mr. Schoening and Ms. Hawkins vest as follows: 34% on January 1, 2017, 33% on January 1, 2018 and 33% on January 1, 2019.

On June 14, 2017, we issued 50,000 RSUs to Bill Bates, General Manager of the Applied Optics Center and a newly appointed board member. The RSUs will vest over three years as follows: 34% on January 1, 2018, 33% on January 1, 2019 and 33% on January 1, 2020.

Public Offering

On August 26, 2016, we consummated a public offering of 2,291,000 Class A units consisting of common stock and warrants and 400 Class B units consisting of shares of Series C convertible stock and warrants for a total gross purchase price of $4,750,280.

New Product Development

On November 10, 2015, we entered into a retail sales relationship with Cabela’s Inc., to distribute our Red Tail Digital Spotting Scope, patented on July 11, 2017, as well as our new Stabilized Monocular. We are presently in negotiations to make these devices available via General Services Administration schedules for government personnel.

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On October 17, 2016, we further amended our revolving credit facility with Avidbank to increase the facility to $2.2 million and to allow for a $250 thousand letter of credit sublimit with an annual fee of 1.5% of the face amount of the letter of credit. On October 17, 2016, we secured a $250 thousand irrevocable letter of credit from Avidbank with Cabot Industrial Value Fund II Operating Partnership, L.P. as the beneficiary. The letter of credit was issued as a condition of our facility lease, executed on October 21, 2016t for the Applied Optics Center facility in Dallas, Texas.

2016 Restricted Stock Unit Plan

On June 14, 2016, our Compensation Committee approved our 2016 Restricted Stock Unit Plan. This plan provides for issuance of stock units (“RSUs”) for up to 1,000,000 shares of our common stock. Each RSU constitutes a right to receive one share of our common stock, subject to vesting, which unless otherwise stated in an RSU agreement, shall vest in equal amounts on the first, second and third anniversary of the grant date. Shares of our common stock underlying the number of vested RSUs will be delivered as soon as practicable after vesting. During the period between grant and vesting, the RSUs may not be transferred, and the grantee has no rights as a shareholder until vesting has occurred. If the grantee’s employment is terminated for any reason (other than following a change in control of us or a termination of an officer other than for cause), then any unvested RSUs under the award will automatically terminate and be forfeited. If an officer grantee’s employment is terminated by us without cause or by the grantee for good reason, then, provided that the RSUs have not been previously forfeited, the remaining unvested portion of the RSUs will immediately vest as of the officer grantee’s termination date. In the event of a change in control, our obligations regarding outstanding RSUs shall, on such terms as may be approved by the Committee prior to such event, immediately vest, be assumed by the surviving or continuing company or cancelled in exchange for property (including cash).

On June 15, 2016, we issued 150,000 RSUs to our Chief Executive Officer, Danny Schoening, and 50,000 RSUs to our Chief Financial Officer, Karen Hawkins. The RSUs issued to Mr. Schoening and Ms. Hawkins vest as follows: 34% on January 1, 2017, 33% on January 1, 2018 and 33% on January 1, 2019.

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Risk Factors

Investing in our common stock is a speculative proposition, and we encourage you to review our Risk Factors section commencing on p.8 of this prospectus.

These risks include, but are not limited to, the following:

●	our lack of market saturation for our products and our ability to achieve full commercialization of our product ahead of our competitors;

●	our ability to achieve market acceptance and to become profitable;

●	our ability to engage and retain key personnel, for which we do not carry key man insurance; and

●	the dilutive nature of this offering and the potential need to raise further capital in the future, which will have a further dilutive effect on our shareholders.

Corporate Information

On March 30, 2009, Optex Systems Holdings, Inc. (formerly known as Sustut Exploration, Inc.), a Delaware corporation, and Optex Systems, Inc., a privately held Delaware corporation, entered into a reorganization agreement, pursuant to which Optex Systems, Inc. was acquired by Optex Systems Holdings in a share exchange transaction. Optex Systems Holdings was the surviving corporation and Optex Systems, Inc. became our wholly-owned subsidiary. At the closing, we changed our name from Sustut Exploration, Inc. to Optex Systems Holdings, Inc., and our year end changed from December 31 to a fiscal year ending on the Sunday nearest September 30.

Our principal executive office is located at 1420 Presidential Drive, Richardson, TX 75081. Our telephone number is (972) 764-5700. Our website is www.optexsys.com. Our website and the information contained on, or that can be accessed through, our website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on our website or any such information in making your decision whether to purchase our common stock.

We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

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SUMMARY CONSOLIDATED FINANCIAL DATA

The following tables summarize the consolidated financial data for our business. You should read this summary financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes, all incorporated by reference elsewhere in this prospectus.

We derived the consolidated statements of operations data for the years ended October 2, 2016 and October 1, 201 from our audited consolidated financial statements referenced elsewhere in this prospectus. Our historical results are not necessarily indicative of the results to be expected in the future. All numbers are in thousands except share numbers.  The pro forma basic net income (loss) per share has been calculated below assuming the following share transactions had occurred as of the beginning of each respective fiscal year:

●	on an actual basis;

●	on a pro forma basis to reflect the automatic conversion of outstanding shares of our preferred stock into 2,698,431 shares of common stock in connection with the completion of the offering; and

●	on a pro forma basis to reflect the issuance of 1,354,167 common shares related to conversions of 456 Series A preferred shares triggered by the reset provision in connection with the completion of the offering; and

●	on a pro forma basis to reflect the sale by us of 2,291,900 shares of common stock offered by this prospectus at an initial public offering price of $1.20 per share less the underwriting discounts and commissions and estimated offering expenses payable by us.

	Year ended October 1, 2017	Year ended October 2, 2016

Consolidated Statements of Operations Data:
REVENUES	$18,54	$17,279
COSTS AND EXPENSES:
Cost of Sales	15,133	14,228
General and Administrative Expense	3,210	3,962
Operating Loss	204	(911)
Other Income and Expense	(508)	703

Income (loss) before taxes	(304)	(208)

Deferred income taxes (benefit)	—	—

NET INCOME (LOSS)	$(304)	$(208)
Preferred stock dividend premium	-	(1,203)
NET LOSS APPLICABLE TO COMMON SHAREHOLDERS	(304)	(1,411)

Basic and diluted income (loss) per share	$(0.04)	$(0.19)

Weighted average shares outstanding	7,995,092	7,385,403

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Summary of the Offering

Class A units offered by us	We offered 2,291,900 Class A units (excluding over allotment). Each Class A unit consists of one share of common stock and a warrant to purchase one share of our common stock (together with the shares of common stock underlying such warrants).

Offering price per Class A unit	$1.20

Class B units offered by us	We offered 400 Class B units to those purchasers, whose purchase of Class A units in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding common stock following the consummation of this offering, the opportunity to purchase, in lieu of the number of Class A units that would result in ownership in excess of 4.99% of our outstanding common stock. Each Class B unit will consist of one share of Series C preferred stock, par value $0.001 per share, convertible into a number of shares of common stock equal to $5,000 divided by $1.20, the public offering price per Class A unit (the “Conversion Price”), and warrants to purchase a number of shares of common stock equal to the number of shares of common stock issuable upon conversion of one share of Series C convertible preferred stock (together with the shares of common stock underlying such shares of Series C convertible preferred stock and such warrants).

Offering price per Class B unit	$5,000.00

Description of Series C preferred stock	Each share of Series C preferred stock is convertible at any time at the holder’s option into a number of shares of common stock equal to $5,000 divided by the Conversion Price. Notwithstanding the foregoing, we shall not effect any conversion of Series C preferred stock, with certain exceptions, to the extent that, after giving effect to an attempted conversion, the holder of shares of Series C preferred stock (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of our common stock in excess of 4.99% of the shares of our common stock then outstanding after giving effect to such exercise. For additional information, see “Description of Securities—Series C Preferred Stock” in this prospectus.

Common stock outstanding before the offering(*):	1,755,436

Common stock outstanding as of December 22, 2017 (*):	8,590,101

Estimate of Proceeds:	$4,750,280

Use of proceeds[2]:	We intend to use the net proceeds from this offering for the following purposes:

Proceeds:
Gross Proceeds without over allotment	$4,750,280
Underwriter Discount, Fees and Expenses	(755,265)
Series A (66.4 shares) and Series B Preferred Share Redemption (795.1 shares)	(1,750,810)
Net Proceeds	2,244,205

Uses:
Working Capital & Operating Expenses	544,205
Sales, Marketing & Business Development	400,000
Acquisitions	1,439,760
Total Uses	$2,255,950

No listing of Series C preferred stock:	We do not intend to apply for listing of the shares of Series C preferred stock on any exchange or other trading system.

Quotation of Warrants on OTCQB:	The warrants have been approved for quotation on the OTCQB under the symbol “OPXXW”.

(*)

On December 19, 2017, we had 8,590,101 shares of common stock outstanding, and (a) we have vested options outstanding to purchase common stock that, if fully exercised, would generate proceeds of $600,100 and result in the issuance of an additional 60,010 shares of common stock, and (b) we have 78 shares of Series C preferred stock that, if fully converted into 4,167 common shares per preferred share, would result in the issuance of an additional 325,000 shares of common stock and (c) we have 4,125,200 warrants outstanding at an exercise price of $1.50 per share and (d) we have 182,000 granted unvested restricted stock units outstanding. Future sales of our common stock, warrants, options and Series C preferred stock may also adversely affect our stock price and our ability to raise funds in new offerings.

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RISK FACTORS

Investing in our common stock involves a high degree of risk. Prospective investors should carefully consider the risks described below, together with all of the other information included or referred to in this annual report, before purchasing shares of our common stock. There are numerous and varied risks, known and unknown, that may prevent us from achieving our goals. The risks described below are not the only risks we will face. If any of these risks actually occurs, our business, financial condition or results of operations may be materially adversely affected. In such case, the trading price of our common stock could decline and investors in our common stock could lose all or part of their investment. The risks and uncertainties described below are not exclusive and are intended to reflect the material risks that are specific to us, material risks related to our industry and material risks related to companies that undertake a public offering or seek to maintain a class of securities that is registered or traded on any exchange or over-the-counter market.

Investing in our common stock involves a high degree of risk. Prospective investors should carefully consider the risks described below, together with all of the other information included or referred to in this annual report, before purchasing shares of our common stock. There are numerous and varied risks, known and unknown, that may prevent us from achieving our goals. The risks described below are not the only risks we will face. If any of these risks actually occurs, our business, financial condition or results of operations may be materially adversely affected. In such case, the trading price of our common stock could decline and investors in our common stock could lose all or part of their investment. The risks and uncertainties described below are not exclusive and are intended to reflect the material risks that are specific to us, material risks related to our industry and material risks related to companies that undertake a public offering or seek to maintain a class of securities that is registered or traded on any exchange or over-the-counter market.

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Risks Related to our Business

We expect that we may need to raise additional capital in the future beyond any cash flow from our existing business; additional funds may not be available on terms that are acceptable to us, or at all.

We anticipate we may have to raise additional capital in the future to service our debt and to finance our future working capital needs. We cannot assure you that any additional capital will be available on a timely basis, on acceptable terms, or at all. Future equity or debt financings may be difficult to obtain. If we are not able to obtain additional capital as may be required, our business, financial condition and results of operations could be materially and adversely affected.

We anticipate that our capital requirements will depend on many factors, including:

●	our ability to fulfill backlog;

●	our ability to procure additional production contracts;

●	our ability to control costs;

●	the timing of payments and reimbursements from government and other contracts, including but not limited to changes in federal government military spending and the federal government procurement process;

●	increased sales and marketing expenses;

●	technological advancements and competitors’ response to our products;

●	capital improvements to new and existing facilities;

●	our relationships with customers and suppliers; and

●	general economic conditions including the effects of future economic slowdowns, acts of war or terrorism and the current international conflicts.

Even if available, financings may involve significant costs and expenses, such as legal and accounting fees, diversion of management’s time and efforts, and substantial transaction costs. If adequate funds are not available on acceptable terms, or at all, we may be unable to finance our operations, develop or enhance our products, expand our sales and marketing programs, take advantage of future opportunities or respond to competitive pressures.

Current economic conditions may adversely affect our ability to continue operations.

Current economic conditions may continue to cause a decline in business and consumer spending and capital market performance, which could adversely affect our business and financial performance. Our ability to raise funds, upon which we are fully dependent to continue to conduct and expand our operations, may be adversely affected by current and future economic conditions, such as a reduction in the availability of credit, financial market volatility and economic recession.

Our ability to fulfill our backlog may have an effect on our long term ability to procure contracts and fulfill current contracts.

Our ability to fulfill our backlog may be limited by our ability to devote sufficient financial and human capital resources and limited by available material supplies. If we do not fulfill our backlog in a timely manner, we may experience delays in product delivery which would postpone receipt of revenue from those delayed deliveries. Additionally, if we are consistently unable to fulfill our backlog, this may be a disincentive to customers to award large contracts to us in the future until they are comfortable that we can effectively manage our backlog.

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Our historical operations depend on government contracts and subcontracts. We face risks related to contracting with the federal government, including federal budget issues and fixed price contracts.

Future general political and economic conditions, which cannot be accurately predicted, may directly and indirectly affect the quantity and allocation of expenditures by federal agencies. Even the timing of incremental funding commitments to existing, but partially funded, contracts can be affected by these factors. Therefore, cutbacks or re-allocations in the federal budget could have a material adverse impact on our results of operations. Given the continued adverse economic conditions, the federal government has slowed its pace with regard to the release of orders for the U.S. military. Since we depend on orders for equipment for the U.S. military for a significant portion of our revenues, this slower release of orders will continue to have a material adverse impact on our results of operations. Obtaining government contracts may also involve long purchase and payment cycles, competitive bidding, qualification requirements, delays or changes in funding, budgetary constraints, political agendas, extensive specification development, price negotiations and milestone requirements. In addition, our government contracts are primarily fixed price contracts, which may prevent us from recovering costs incurred in excess of budgeted costs. Fixed price contracts require us to estimate the total project cost based on preliminary projections of the project’s requirements. The financial viability of any given project depends in large part on our ability to estimate such costs accurately and complete the project on a timely basis. Some of those contracts are for products that are new to our business and are thus subject to unanticipated impacts to manufacturing costs. Given the current economic conditions, it is also possible that even if our estimates are reasonable at the time made, that prices of materials are subject to unanticipated adverse fluctuation. In the event our actual costs exceed fixed contractual costs of our product contracts, we will not be able to recover the excess costs which could have a material adverse effect on our business and results of operations. We examine these contracts on a regular basis and accrue for anticipated losses on these contracts, if necessary. As of October 1, 2017, there was zero in accrued loss provisions for loss contracts or cost overruns.

Approximately 68% of our contracts contain termination clauses for convenience. In the event these clauses should be invoked by our customer, future revenues against these contracts could be affected, however these clauses allow for a full recovery of any incurred contract costs plus a reasonable fee up through and as a result of the contract termination. We are currently unaware of any pending terminations on our existing contracts.

In some cases, contract awards may be issued that are subject to renegotiation at a date (up to 180 days) subsequent to the initial award date. Generally, these subsequent negotiations have had an immaterial impact (zero to 5%) on the contract price of the affected contracts. Currently, none of our awarded contracts are subject to renegotiation.

We have sought to mitigate the adverse impact from the slower pace of U.S. military orders on our results of operations by seeking to obtain foreign military orders as well as new commercial business. We do not expect these markets to completely mitigate the negative impact of lower U.S. defense spending.

There is further uncertainty which arises from the sequestration in early 2013 which may continue to affect business opportunities at the federal government level.

Military spending has been negatively impacted by the Budget Control Act of 2011, which was passed in August 2011. The Budget Control Act mandated a $917.0 billion reduction in discretionary spending over the next decade, and $1.2 trillion in automatic spending cuts over a nine-year period to be split between defense and non-defense programs beginning in January 2013.

On November 2, 2015 Congress passed the Bipartisan Budget Act of 2015 which sets federal spending through the 2016 and 2017 fiscal years, and eases strict caps on spending set forth in the 2011 sequestration. The plan lifted caps on the appropriated spending each year by $50 billion in 2016 and $30 billion in 2017, evenly divided between defense and domestic programs with an additional $16 billion added each year in the form of inflated war spending, evenly split between the Defense and State departments.

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On November 16, 2017, the National Defense Authorization Act (NDAA) for fiscal year 2018 was sent to President Trump to sign into law after passing both the House of Representatives and the Senate. The 2018 NDAA authorizes total spending of $700 billion which includes a base spending authorization of $634 billion plus the authorization of $65.8 billion in additional funding for the Overseas Contingency Operation (OCO) account. The bill authorizes a major hike in military spending over the 2017 NDAA authorization of $619 billion and sets defense spending well above the $549 billion base authorization cap under the 2011 Budget Control Act. There currently is no clear plan from Congress on how to provide additional money above the sequestration limit and changes in the sequestration law will require bipartisan support to reach a senate vote threshold of 60 to avoid a filibuster. Although it is difficult to directly tie the budget request to specific components provided by Optex Systems, we provide periscopes, collimator assemblies, vision blocks and laser interface filters to the U.S. armed forces on almost all of the ground system platforms categorized in the Department of Defense budget request for 2018.

If we fail to scale our operations appropriately in response to growth and changes in demand, we may be unable to meet competitive challenges or exploit potential market opportunities, and our business could be materially and adversely affected.

Our past growth has placed, and any future growth in our historical business is expected to continue to place, a significant strain on our management personnel, infrastructure and resources. To implement our current business and product plans, we will need to continue to expand, train, manage and motivate our workforce, and expand our operational and financial systems and our manufacturing and service capabilities. All of these endeavors will require substantial management effort and additional capital. If we are unable to effectively manage our expanding operations, we may be unable to scale our business quickly enough to meet competitive challenges or exploit potential market opportunities, and our current or future business could be materially and adversely affected.

We do not have employment agreements with our key personnel, other than our Chief Executive and Financial Officers, and our management has very minimal unencumbered equity ownership in us. If we are not able to retain our key personnel or attract additional key personnel as required, we may not be able to implement our business plan and our results of operations could be materially and adversely affected.

We depend to a large extent on the abilities and continued participation of our executive officers and other key employees. The loss of any key employee could have a material adverse effect on our business. We currently have only two employment agreements, with our Chief Executive Officer which renews on an annual basis and currently expires on December 1, 2018, and our Chief Financial Officer which expires on January 31, 2018, with renewable terms each 18 months thereafter. We do not presently maintain “key man” insurance on any other key employees. Our management also has minimal unencumbered ownership interest in us, thus limiting their direct stake in our outcome. We believe that as our activities increase and change in character, additional, experienced personnel will be required to implement our business plan. Competition for such personnel is intense, and we cannot assure you that they will be available when required, or that we will have the ability to attract and retain them. In addition, due to our small size, we do not presently have depth of staffing in our executive, operational and financial management areas in order to have an effective succession plan should the need arise. Thus, in the event of the loss of one or more of our management employees, our results of operations could be vulnerable to challenges associated with recruiting additional key personnel, if such recruiting efforts are not successful in a timely manner.

Certain of our products are dependent on specialized sources of supply that are potentially subject to disruption which could have a material, adverse impact on our business.

We have selectively single-sourced some of our material components in order to mitigate excess procurement costs associated with significant tooling and startup costs. Furthermore, because of the nature of government contracts, we are often required to purchase selected items from U.S. government approved suppliers, which may further limit our ability to utilize multiple supply sources for these key components.

To the extent any of these single sourced or government approved suppliers may have disruptions in deliveries due to production, quality, or other issues, we may also experience related production delays or unfavorable cost increases associated with retooling and qualifying alternate suppliers. The impact of delays resulting from disruptions in supply for these items could negatively impact our revenue, our reputation with our customers, and our results of operations. In addition, significant price increases from single-source suppliers could have a negative impact on our profitability to the extent that we are unable to recover these cost increases on our fixed price contracts.

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Each contract has a specific quantity of material which needs to be purchased, assembled, and shipped. Prior to bidding a contract, we contact potential sources of material and receive qualified quotations for this material. In some cases, the entire volume is given to a single supplier and in other cases; the volume might be split between several suppliers. If a contract has a single source supplier and that supplier fails to meet their obligations (e.g., quality, delivery), then we would find an alternate supplier and bring this information back to the final customer. Contractual deliverables would then be re-negotiated (e.g., specifications, delivery, price. As of December 5, 2017, approximately 22% of our material requirements are single-sourced across 9 suppliers representing approximately 17% of our active supplier orders.  Single-sourced component requirements span across all of our major product lines. The vast majority of these single-sourced components could be provided by another supplier with minimal interruption in schedule (supply delay of 3 months or less) or minimally increased costs. We do not believe these single sourced materials to pose any significant risk to us as other suppliers are capable of satisfying the purchase requirements in a reasonable time period with minimal increases in cost. Of these single sourced components, we have contracts (purchase orders) with firm pricing and delivery schedules in place with each of the suppliers to supply parts in satisfaction of our current contractual needs.

We consider only those specialized single source suppliers where a disruption in the supply chain would result in a period of three months or longer for us to identify and qualify a suitable replacement to present a material financial or schedule risk. In the table below, we identify only those specialized single source suppliers and the product lines supported by those materials utilized by us as of December 5, 2017.

Product Line	Supplier	Supply Item	Risk	Purchase Orders

Sighting Systems M36 DDAN	Libra Industries	Digital camera system	Alternative source would take in excess of six months to qualify	This supplier is the designated replacement for Raytheon for the video system boards. One P.O. is currently in place to drive the transfer from Raytheon.

Periscopes	Newport Corp.	Metal mirrors for Driver periscopes	Alternative source would take in excess of six months to qualify	Current firm fixed price & quantity purchase orders are in place with the supplier to meet all contractual requirements. Supplier is on schedule

Periscopes	Optical Security Inc.	Vision blocks for armored vehicles	Alternative source would take in excess of six months to qualify	Current firm fixed price & quantity purchase orders are in place with the supplier to meet all contractual requirements. Supplier is on schedule.

Periscopes	Brown Die Casting	Die-cast housings	Consolidated all die cast tooling at this supplier. Would take approximately six months to move tooling and re-qualify.	Current firm fixed price & quantity purchase orders are in place with the supplier to meet all contractual requirements. Supplier is on schedule.

Periscopes	Harbor Castings	Steel castings	Alternative source would take six months to qualify	Current firm fixed price & quantity purchase orders are in place with the supplier to meet all contractual requirements.

Periscopes	Lanzen	MIL Spec welded housings for vision blocks	Would take approximately 4-6 months to re-qualify a new supplier	Current firm fixed price & quantity purchase orders are in place with the supplier to meet all contractual requirements. Supplier is on schedule.

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Product Line	Supplier	Supply Item	Risk	Purchase Orders

Other Big Eye	Corbett-Steeves Pattern Works	Sand castings for big eye binocular parts	Would take approximately 4-6 months to re-qualify a new supplier	Current firm fixed price & quantity purchase orders are in place with the supplier to meet all contractual requirements.

Applied Optics Center Coated Filters	Carter Glass Blowing	Quartz Blocks	Alternative source would take in excess of six months to develop and qualify	Current firm fixed price and quantity purchase orders are in place with the supplier to meet all contractual requirements. Supplier is on schedule.

Applied Optics Center M22/M24 Binocular	FujiFilm North America	Spare Components	Only approved source due to proprietary rights. Alternate source cannot be developed.	Current firm fixed price and quantity purchase orders are in place with the supplier to meet all contractual requirements. Supplier is on schedule.

The defense technology supply industry is subject to technological change and if we are not able to keep up with our competitors and/or they develop advanced technology as response to our products, we may be at a competitive disadvantage.

The market for our products is generally characterized by technological developments, evolving industry standards, changes in customer requirements, frequent new product introductions and enhancements, short product life cycles and severe price competition. Our competitors could also develop new, more advanced technologies in reaction to our products. Currently accepted industry standards may change. Our success depends substantially on our ability, on a cost-effective and timely basis, to continue to enhance our existing products and to develop and introduce new products that take advantage of technological advances and adhere to evolving industry standards. An unexpected change in one or more of the technologies related to our products, in market demand for products based on a particular technology or of accepted industry standards could materially and adversely affect our business. We may or may not be able to develop new products in a timely and satisfactory manner to address new industry standards and technological changes, or to respond to new product announcements by others. In addition, new products may or may not achieve market acceptance.

Unexpected warranty and product liability claims could adversely affect our business and results of operations.

The possibility of future product failures could cause us to incur substantial expense to repair or replace defective products. We warrant the quality of our products to meet customer requirements and be free of defects for twelve months subsequent to delivery. We establish reserves for warranty claims based on our historical rate of returned shipments against these contracts. There can be no assurance that this reserve will be sufficient if we were to experience an unexpectedly high incidence of problems with our products. Significant increases in the incidence of such claims may adversely affect our sales and our reputation with consumers. Costs associated with warranty and product liability claims could materially affect our financial condition and results of operations.

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We derive almost all of our revenue from four customers and the loss of any of these customers could have a material adverse effect on our revenues.

For the year ended October 1, 2017, we derived approximately 86% of our gross operating revenue from four customers: 38% from the U.S. Government (primarily Defense Logistics Agencies (DLA) and USACC-Warren), 22% from Nightforce Optics Inc., 19% from General Dynamics Land Systems Divisions, and 7% from Harris Corporation. Procuring new customers and contracts may partially mitigate this risk. In particular, a decision by General Dynamics Land System Divisions, USACC-Warren, DLA or Nightforce Optics Inc. to cease issuing contracts to us could have a significant material impact on our business and results of operations given that they represent over 79% of our gross business revenue. There can be no assurance that we could replace these customers on a timely basis or at all.

We have approximately 60 discrete contracts with General Dynamics Land System Division and the U.S. Government (primarily USACC-Warren and DLA), and other prime contractors. If they choose to terminate these contracts, we are entitled to fully recover all contractual costs and reasonable profits incurred up to or as a result of the terminated contract.

We only possess four patents and rely primarily on trade secrets to protect our intellectual property.

We utilize several highly specialized and unique processes in the manufacture of our products, for which we rely solely on trade secrets to protect our innovations. We cannot assure you that we will be able to maintain the confidentiality of our trade secrets or that our non-disclosure agreements will provide meaningful protection of our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or other disclosure. The non-disclosure agreements that are designed to protect our trade secrets could be breached, and we might not have adequate remedies for the breach.

It is also possible that our trade secrets will otherwise become known or independently developed by our competitors, many of which have substantially greater resources than us, and these competitors may have applied for or obtained, or may in the future apply for or obtain, patents that will prevent, limit or interfere with our ability to make and sell some of our products. Although based upon our general knowledge (and we have not conducted patent searches), we believe that our products do not infringe on the patents or other proprietary rights of third parties; however, we cannot assure you that third parties will not assert infringement claims against us or that such claims will not be successful.

In the future, we may look to acquire other businesses in our industry and the acquisitions will require us to use substantial resources.

In the future, we may decide to pursue acquisitions of other businesses in our industry. In order to successfully acquire other businesses, we would be forced to spend significant resources for both acquisition and transactional costs, which could divert substantial resources in terms of both financial and personnel capital from our current operations. Additionally, we might assume liabilities of the acquired business, and the repayment of those liabilities could have a material adverse impact on our cash flow. Furthermore, when a new business is integrated into our ongoing business, it is possible that there would be a period of integration and adjustment required which could divert resources from ongoing business operations.

The Financial Industry Regulatory Authority, or FINRA, has adopted sales practice requirements which may also limit a shareholder’s ability to buy and sell our stock.

FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

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The elimination of monetary liability against our directors, officers and employees under Delaware law and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by us and may discourage lawsuits against our directors, officers and employees.

We provide indemnification to our directors and officers to the extent provided by Delaware law. The foregoing indemnification obligation could result in our incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup. These provisions and resultant costs may also discourage us from bringing a lawsuit against directors and officers for breaches of their fiduciary duties and may similarly discourage the filing of derivative litigation by our stockholders against our directors and officers even though such actions, if successful, might otherwise benefit us and our stockholders.

Risks Related to Our Stock

We have issued a large number of shares of preferred stock, warrants and options, which if converted or exercised would substantially increase the number of common shares outstanding.

On December 19, 2017, we had 8,590,101 shares of common stock outstanding, and (a) we have vested options outstanding to purchase common stock that, if fully exercised, would generate proceeds of $600,100 and result in the issuance of an additional 60,010 shares of common stock, and (b) we have 78 shares of Series C preferred stock that, if fully converted into 4,167 common shares per preferred share, would result in the issuance of an additional 325,000 shares of common stock and (c) we have 4,125,200 warrants outstanding at an exercise price of $1.50 per share and (d) we have 182,000 granted unvested restricted stock units outstanding. Future sales of our common stock, warrants, options and Series C preferred stock may also adversely affect our stock price and our ability to raise funds in new offerings.

As a key component of our growth strategy we have provided and intend to continue offering compensation packages to our management and employees that emphasize equity-based compensation and would thus cause further dilution.

The warrants and our Series C preferred stock are unlisted securities and there is no public market for them.

There is no established public trading market for the warrants or the Series C preferred stock, and we do not expect a market to develop. In addition, the warrants and Series C preferred stock are not listed, and we do not intend to apply for listing of the warrants or the Series C preferred stock on any securities exchange or trading system. Without an active market, the liquidity of the warrants and the Series C preferred stock is limited, and investors may be unable to liquidate their investments in the warrants and Series C preferred stock.

Our stock price is speculative and there is a risk of litigation.

The trading price of our common stock has in the past and may in the future be subject to wide fluctuations in response to factors such as the following:

●	revenue or results of operations in any quarter failing to meet the expectations, published or otherwise, of the investment community;

●	speculation in the press or investment community;

●	wide fluctuations in stock prices, particularly with respect to the stock prices for other defense industry companies;

●	announcements of technological innovations by us or our competitors;

●	new products or the acquisition of significant customers by us or our competitors;

●	changes in investors’ beliefs as to the appropriate price-earnings ratios for us and our competitors;

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●	changes in management;

●	sales of common stock by directors and executive officers;

●	rumors or dissemination of false or misleading information, particularly through Internet chat rooms, instant messaging, and other rapid-dissemination methods;

●	conditions and trends in the defense industry generally;

●	the announcement of acquisitions or other significant transactions by us or our competitors;

●	adoption of new accounting standards affecting our industry;

●	general market conditions;

●	domestic or international terrorism and other factors; and

●	the other factors described in this section.

Fluctuations in the price of our common stock may expose us to the risk of securities class action lawsuits. Although no such lawsuits are currently pending against us and we are not aware that any such lawsuit is threatened to be filed in the future, there is no assurance that we will not be sued based on fluctuations in the price of our common stock. Defending against such suits could result in substantial cost and divert management’s attention and resources. In addition, any settlement or adverse determination of such lawsuits could subject us to significant liability.

Future sales of our common stock could depress our stock price.

Sales of a large number of shares of our common stock, or the availability of a large number for sale, could materially adversely affect the per share market price of our common stock and could impair our ability to raise funds in addition offering of our debt or equity securities. In the event that we propose to register shares of common stock under the Securities Act for our own account, certain shareholders are entitled to include their shares in the registration, subject to limitations described in the agreements granting these rights.

Cautionary Note Regarding Forward-Looking Information

This prospectus, in particular the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing herein, contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”). These forward-looking statements represent our expectations, beliefs, intentions or strategies concerning future events, including, but not limited to, any statements regarding our assumptions about financial performance; the continuation of historical trends; the sufficiency of our cash balances for future liquidity and capital resource needs; the expected impact of changes in accounting policies on our results of operations, financial condition or cash flows; anticipated problems and our plans for future operations; and the economy in general or the future of the electrical storage device industry, all of which are subject to various risks and uncertainties.

When used in this prospectus as well as in reports, statements, and information we have filed with the Securities and Exchange Commission, in our press releases, presentations to securities analysts or investors, in oral statements made by or with the approval of an executive officer, the words or phrases “believes,” “may,” “will,” “expects,” “should,” “continue,” “anticipates,” “intends,” “will likely result,” “estimates,” “projects” or similar expressions and variations thereof are intended to identify such forward-looking statements. However, any statements contained in this prospectus that are not statements of historical fact may be deemed to be forward-looking statements. We caution that these statements by their nature involve risks and uncertainties, certain of which are beyond our control, and actual results may differ materially depending on a variety of important factors.

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USE OF PROCEEDS

We estimated that we would receive up to $4,750,280 in gross proceeds from the sale of common stock and warrants in this offering, based on an assumed price of $1.20 per combination of share of common stock and warrant, and corresponding warrant and after deducting estimated underwriter fees and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for the following purposes:

Proceeds:
Gross Proceeds without over allotment	$4,750,280
Underwriter discount, fees and expenses	(755,265)
Series A (66.4 shares) and B preferred stock redemption (795.1 shares)	(1,750,810)
Net Proceeds	$2,244,205

Uses:
Working capital & operating expenses	544,205
Sales, marketing & business development	400,000
Acquisitions	1,300,000
Total Uses	$2,244,205

The allocation of the net proceeds of the offering set forth above represents our estimates based upon our current plans and assumptions regarding industry and general economic conditions, our future revenues and expenditures.

With respect to the portion of the use of proceeds to be utilized for acquisitions, we have identified specific businesses as potential acquisitions, thus we are in negotiations regarding any such acquisitions, and we seek to commence active searches for such businesses on an ongoing basis. The nature of businesses sought are smaller divisions of major defense industry manufacturers which will provide accretive and compatible businesses to our core business, much as our Applied Optics Product Line acquisition in November 2014. We seek to acquire businesses which manufacture products which are compatible with our main night vision products for the defense and commercial industries to either or both provide supply of main components of our products and/or expand our product offerings.

The amounts and timing of our actual expenditures will depend upon numerous factors, including market conditions, cash generated by our operations, business developments and related rate of growth. We may find it necessary or advisable to use portions of the proceeds from this offering for other purposes.

Circumstances that may give rise to a change in the use of proceeds and the alternate purposes for which the proceeds may be used include:

•	the existence of other opportunities or the need to take advantage of changes in timing of our existing activities;

•	the need or desire on our part to accelerate, increase or eliminate existing initiatives due to, among other things, changing market conditions and competitive developments; and/or

•	if strategic opportunities of which we are not currently aware present themselves, including acquisitions, joint ventures, licensing and other similar transactions.

From time to time, we evaluate these and other factors and we anticipate continuing to make such evaluations to determine if the existing allocation of capital, including the proceeds of this offering, is being optimized. Pending such uses, we intend to invest the net proceeds of this offering in direct and guaranteed obligations of the United States, interest-bearing, investment-grade instruments or certificates of deposit.

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DILUTION

If you purchased securities in this offering, your interest could have been diluted immediately to the extent of the difference between the assumed public offering price of $1.20 per share, based upon the closing price of our common stock on August 15, 2016 of $2.15, and the as adjusted net tangible book value per share of our common stock immediately following this offering.

Our net tangible book value as of June 26, 2016 was $7.8 million. The net tangible book value per share was approximately $1.04 per share and represents our total tangible assets less total liabilities and less the redemption value of $1.75 million of Series A (66.4) and Series B (795.1) preferred shares, divided by the number of shares of common stock outstanding as of August 15, 2016 of 1,755,436 plus the conversion of 470.5 Series A preferred shares and 6.4 Series B preferred shares into 2,698,431 common shares and an additional ratchet of 1,354,167 common shares on previously converted Series A shares as a condition of the offering.

Assuming that we issued only Class A units (and no Class B units) at an assumed offering price of $1.20, net tangible book value dilution per share of common stock to new investors represents the difference between the amount per share paid by purchasers in this offering and the as adjusted net tangible book value per share of common stock immediately after completion of this offering. After giving effect to our sale of 2,291,900 shares in this offering at an assumed public offering price of $1.20 per share, and after deducting the underwriter commissions and estimated offering expenses, our as-adjusted net tangible book value as of June 26, 2016 would have been $10.1 million, or $1.03 per share. This represents an immediate dilution in net tangible book value of ($0.01) per share to existing stockholders and an immediate decrease in net tangible book value of ($0.17) per share to purchasers of shares in this offering, as illustrated in the following table:

Public offering price per share	$1.20
Decrease per share to new investors in the offering	$(0.17)
Adjusted net tangible book value per share after giving effect to the offering and preferred share conversions	$1.03

Net tangible book value per share as of June 26, 2016 as adjusted for preferred share conversions*	$1.04
Decrease in net tangible book value per share attributable to new investors	$(0.01)
Adjusted net tangible book value per share after giving effect to the offering and preferred share conversions	$1.03

The total number of shares of our common stock outstanding after this offering assuming no Class B units are sold, is based on 1,755,436 shares outstanding as of August 15, 2016 and the conversion of preferred shares to 1,704,272 common shares on closing and excludes as of that date, the following:

•	52,850 shares of common stock issuable upon the exercise of vested options outstanding as of August 15, 2016, at a weighted average exercise price of $10.00 per share;

•	17,150 shares of common stock reserved for future grant or issuance as of August 15, 2016 under all of our 2009 Stock Option Plan;

•	1,000,000 shares of common stock reserved for future grant or issuance as of August 15, 2016 under our 2016 Restricted Stock Unit Plan

•	2,421,052 shares of common stock issuable upon exercise of the warrants issued to the public in connection with this offering; and

•	363,157 shares of common stock issuable upon exercise of the warrants to be received by the underwriter in connection with this offering.

Except as otherwise indicated herein, all information in this prospectus assumes the underwriter does not sell any common stock contained in the over-allotment option.

Common shares outstanding as of October 2, 2016 were 8,266,601 and include 1,755,436 shares outstanding as of August 15, 2016, 2,291,900 shares issued in the offering, the conversion of preferred shares into 2,698,431 common shares at the close of the offering, the ratchet of an additional 1,354,167 common shares of previously converted Series A shares and 166,667 common shares related to conversions of Series B shares subsequent to the offering.

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DIVIDEND POLICY

Except as set forth below, we have never declared or paid any cash dividends on our common stock. Except as set forth below, we currently anticipate that we will retain all future earnings for the expansion and operation of our business and do not anticipate paying cash dividends in the foreseeable future. Otherwise, the payment of dividends on common stock, if any, in the future is within the discretion of our Board and will depend on its earnings, capital requirements and financial condition and other relevant facts.

On June 26, 2017, the board of directors approved a resolution authorizing a $0.02 per share (and per warrant) dividend payment on July 12, 2017, for common and preferred C shareholders and warrant holders of record as of July 5, 2017 and for three subsequent quarterly record dates thereafter. Quarterly dividends of $261 thousand were paid out to share and warrant holders on July 12, 2017. Optex recorded an additional $261 thousand in dividends payable as of October 1, 2017 for the fourth quarter declared dividends which were paid on October 19, 2017. The Company will review its working capital needs after the next two quarters dividend payments prior to determining any future dividends or amounts to be paid to our shareholders beyond April 2018.

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CAPITALIZATION

(SET FORTH FOR 2016 OFFERING)

The following table sets forth our cash and cash equivalents and our capitalization as of June 26, 2016:

•	on an actual basis; and

•	on a pro forma basis, based upon an assumed offering price of $1.90 per share of common stock and corresponding warrant, to give effect to the sale of 2,421,052 shares of common stock in this offering, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Based on the assumed offering price of $1.90 per Class A unit, and no Class B units are sold, which is based upon the closing price of our common stock on August 15, 2016, we allocated the $4.6 million aggregate consideration to common stock. The pro forma information below is only for illustrative purposes and our capitalization following the completion of this offering will be adjusted based on the actual offering price and other terms of this offering determined at pricing. The pro forma information below is only for illustrative purposes and our capitalization following the completion of this offering will be adjusted based on the actual offering price and other terms of this offering determined at pricing. You should read this table in conjunction with “Use of Proceeds” above as well as our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and financial statements and the related notes appearing elsewhere in this prospectus.

	June 26, 2016
	Unaudited Actual	Unaudited Pro Forma
	(in thousands except share amounts)
Assets:
Cash & Cash Equivalents	$601	$2,717

Liabilities:
Credit Facility	730	730
Total Liabilities	$730	$730

Stockholders’ Equity:
Preferred Stock Series A ($.001 par 5,000 authorized, 546 and zero Series A preferred shares issued and outstanding, respectively)	—	—
Preferred Stock Series B ($.001 par 1,010 authorized, 969 and zero Series B preferred shares issued and outstanding, respectively)	—	—
Common Stock – (par $.001, 2,000,000,000 authorized, 1,621,145 and 5,880,760 shares issued and outstanding, respectively)	2	6
Additional Paid-in-capital	26,504	28,616
Retained Earnings (Deficit)	(18,593)	(18,593)
Total Stockholders’ Equity	7,913	10,029
Capitalization	$8,643	$10,759

The total number of shares of our common stock outstanding in the table above is based on 1,621,145 shares outstanding as of June 26, 2016, and includes conversions of Series A and B preferred shares to 134,291 common shares through August 15, 2016 and conversion of preferred shares to 1,704,272 common shares at closing and excludes as of that date, the following:

•	52,850 shares of common stock issuable upon the exercise of vested options outstanding as of June 26, 2016, at a weighted average exercise price of $10.00 per share;

•	17,150 shares of common stock reserved for future grant or issuance as of June 26, 2016 under all of our 2009 Stock Option Plan;

•	1,000,000 shares of common stock reserved for future grant or issuance as of August 15, 2016 under our 2016 Restricted Stock Unit Plan

•	2,421,052 shares of common stock issuable upon exercise of the warrants issued to the public in connection with this offering; and

•	363,157 shares of common stock issuable upon exercise of the warrants to be received by the underwriter in connection with this offering.

Except as otherwise indicated herein, all information in this prospectus assumes the underwriter does not sell any common stock contained in the over-allotment option.

A $1.00 increase (decrease) in the offering price of $[1.90] per share of common stock would increase (decrease) cash and cash equivalents and total stockholders’ equity by $1.7 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting commissions and estimated offering expenses payable by us.

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MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market information

Our common stock is currently quoted on the OTCQB Marketplace under the symbol “OPXS”. Trading in our common stock has historically lacked consistent volume, and the market price has been volatile.

The following table shows the range of high and low bid prices for our common stock as reported by the OTCQB Marketplace. The quotations reflect inter-dealer prices, without retail markup, markdown or commission and may not represent actual transactions.

Period	High	Low
First Quarter 2015	$10.00	$10.00
Second Quarter 2015	$10.00	$8.00
Third Quarter 2015	$7.00	$5.00
Fourth Quarter 2015	$8.00	$8.00
First Quarter 2016	$7.30	$2.60
Second Quarter 2016	$3.50	$2.00
Third Quarter 2016	$2.60	$1.75
Four Quarter 2016	$2.75	$0.68
First Quarter 2017	$1.02	$0.59
Second Quarter 2017	$0.79	$0.59
Third Quarter 2017	$1.05	$0.66

Fourth Quarter 2017	$1.30	$0.90

On December 15, 2017, the closing price for our common stock as reported on the OTCQB was $1.07 per share.

Securities outstanding and holders of record

On December 19, 2017, there were approximately 80 shareholders of record for our common stock and 8,590,101 shares of our common stock issued and outstanding.

Dividends

On June 26, 2017, the board of directors approved a resolution authorizing a $0.02 per share (and per warrant) dividend payment on July 12, 2017, for common and preferred C shareholders and warrant holders of record as of July 5, 2017 and for three subsequent quarterly record dates thereafter. Quarterly dividends of $261 thousand were paid out to share and warrant holders on July 12, 2017. Optex recorded an additional $261 thousand in dividends payable as of October 1, 2017 for the fourth quarter declared dividends which were paid on October 19, 2017. The Company will review its working capital needs after the next two quarters dividend payments prior to determining any future dividends or amounts to be paid to our shareholders beyond April 2018.

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Information respecting equity compensation plans

Summary Equity Compensation Plan Information

Optex Systems Holdings adopted its 2009 Stock Option Plan on March 26, 2009.  On December 9, 2011, the Board of Directors of Optex Systems Holdings, Inc. authorized an amendment to its Stock Option Plan to increase the number of issuable shares from 6,000 to 50,000 and authorized the grant of 10,000 options to two board members and a total of 36,070 to Optex Systems Holdings employees including 20,000 options to executive officers. On December 19, 2013, the Board of Directors of Optex Systems Holdings, Inc. authorized an amendment to its Stock Option Plan to increase the number of issuable shares from 50,000 to 75,000 and authorized the grant of 20,000 options to three board members and a grant of 5,000 to an Optex Systems Holdings officer. The options granted in 2011 and 2013 were at exercise prices of $10.00 per share with each grant to vest 25% per year over four years for each year with which the grantee is still employed by or serving as a director of Optex Systems Holdings, Inc. (with all unvested options automatically expiring on the date of termination of employment by or service as a director of Optex Systems Holdings, Inc.) and all unvested options immediately vesting upon a change of control due to a merger or acquisition of the Company. As of December 18, 2017, 71,070 options had been granted, 6,060 of these options had forfeited due to terminations or expiration, and 65,010 had vested of which 5,000 options were exercised. The outstanding vested and unvested options are 60,010 and zero, respectively.

2016 Restricted Stock Unit Plan

On June 14, 2016, our Compensation Committee approved our 2016 Restricted Stock Unit Plan. This plan provides for issuance of stock units (“RSUs”) for up to 1,000,000 shares of our common stock. Each RSU constitutes a right to receive one share of our common stock, subject to vesting, which unless otherwise stated in an RSU agreement, shall vest in equal amounts on the first, second and third anniversary of the grant date. Shares of our common stock underlying the number of vested RSUs will be delivered as soon as practicable after vesting. During the period between grant and vesting, the RSUs may not be transferred, and the grantee has no rights as a shareholder until vesting has occurred. If the grantee’s employment is terminated for any reason (other than following a change in control of us or a termination of an officer other than for cause), then any unvested RSUs under the award will automatically terminate and be forfeited. If an officer grantee’s employment is terminated by us without cause or by the grantee for good reason, then, provided that the RSUs have not been previously forfeited, the remaining unvested portion of the RSUs will immediately vest as of the officer grantee’s termination date. In the event of a change in control, our obligations regarding outstanding RSUs shall, on such terms as may be approved by the Committee prior to such event, immediately vest, be assumed by the surviving or continuing company or cancelled in exchange for property (including cash).

On June 15, 2016, we issued 150,000 RSUs to our Chief Executive Officer, Danny Schoening, and 50,000 RSUs to our Chief Financial Officer, Karen Hawkins. The RSUs issued to Mr. Schoening and Ms. Hawkins vest as follows: 34% on January 1, 2017, 33% on January 1, 2018 and 33% on January 1, 2019.

On January 5, 2017, Optex Systems Holdings issued 45,799 common shares related to the vesting of the 68,000 restricted stock units on January 1, 2017. The shares issued were net of 22,201 common shares withheld for employee federal income tax requirements.

On June 15, 2017, the Company issued 50,000 RSUs to its Applied Optics Center General Manager and new board member, Bill Bates. Pursuant to the RSU agreements the RSUs issued to Mr. Bates will vest as follows: 34% on January 1, 2018, 33% on January 1, 2019 and 33% on January 1, 2020. The total market value of the restricted stock units based on the shares price of $0.95 as of June 15, 2016 is $47.5 thousand. The cost of the shares is amortized on a straight line basis across the vesting periods.

As of December 18, 2017 there are 182,000 outstanding unvested restricted stock units remaining to vest of which 83,000 will vest on January 1, 2018.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The Management’s Discussion and Analysis of Financial Condition and Results of Operations for the period ended October 1, 2017, is hereby incorporated by reference in their entirety from our Form 10-K filed with the SEC on December 20, 2017, as amended by that certain Amendment No. 1 to Form 10-K filed with the SEC on December 22, 2017, both for the year ended October 1, 2017, 3.

3	The Company is eligible to incorporate by reference under General Instruction VII of Form S-1. Specifically, the Company notes that it has met the requirements of paragraphs A. – D. of General Instruction VII, and that it has not been, during the past three years, a registrant for an offering of “penny stock” as defined in Rule 3a51-1 as under Rule 3a51-1.g.1., it has had average revenue of more than $6 million in all three of its last fiscal years as set forth in its balance sheets for the years ended October 1, 2017, October 2, 2016 and September 27, 2015 (as reported in the Forms 10-K as amended by the Form 10-K/A of the Company for the years ended October 1, 2017 (amended), October 2, 2016 (as amended) and, September 27, 2015, respectively).

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FINANCIAL STATEMENTS FOR THE YEARS ENDED OCTOBER 1, 2017 AND OCTOBER 2, 2016

Our audited financial statements for the years ended October 1, 2017 and October 2, 2016, respectively, are hereby incorporated by reference in their entirety from our Form 10-K/A for the year ended October 1, 2017, filed with the SEC on December 22, 2017.

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BUSINESS

Background

Prior History — Sustut Exploration, Inc.

Sustut Exploration, Inc. was a Delaware corporation formed on April 11, 2006 to search for available mining properties in North Central British Columbia. It entered into an option agreement in 2006 to purchase a mineral claim, and the option expired in May 2008 without any payment being made. Thus, as of May 2008, Sustut had no operating business.

As a result of the reorganization on March 30, 2009, which is described below, Optex Systems Holdings changed its name from Sustut Exploration Inc. to Optex Systems Holdings, Inc.

Reorganization

On March 30, 2009, a reorganization occurred whereby the then existing shareholders of Optex Systems, Inc., a private Delaware corporation (“Optex Systems, Inc. (Delaware)”), exchanged their shares of Optex Systems, Inc. (Delaware) common stock with the shares of common stock of us as follows (all on a pre-split basis due to the historical context): (i) the outstanding 85,000,000 shares of Optex Systems, Inc. (Delaware) common stock were exchanged for 113,333,282 shares of our common stock, (ii) the outstanding 1,027 shares of Optex Systems, Inc. (Delaware) Series A preferred stock were exchanged for 1,027 shares of Series A preferred stock and (iii) the 8,131,667 shares of Optex Systems, Inc. (Delaware) common stock purchased in the private placement were exchanged for 8,131,667 (presplit) shares of us common stock. Optex Systems, Inc. (Delaware) has remained our wholly-owned subsidiary.

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Current Line of Business

We manufacture optical sighting systems and assemblies, primarily for Department of Defense applications. Our products are installed on various types of U.S. military land vehicles, such as the Abrams and Bradley fighting vehicles, light armored and armored security vehicles and have been selected for installation on the Stryker family of vehicles. We also manufacture and deliver numerous periscope configurations, rifle and surveillance sights and night vision optical assemblies. Our products consist primarily of build-to-customer print products that are delivered both directly to the armed services and to other defense prime contractors. Less than 1% of today’s revenue is related to the resale of products substantially manufactured by others. In this case, the product would likely be a simple replacement part of a larger system previously produced by us.

We continue to field new product opportunities from both domestic and international customers. Given continuing unrest in multiple global hot spots, the need for precision optics continues to increase. Most of these requirements are for observation and situational awareness applications; however, we continue to see requests for higher magnification and custom reticles in various product modifications. The basic need to protect the soldier while providing information about the mission environment continues to be the primary driver for these requirements.

We do not believe that the change in government administration will cause a major change in the direction of funding or product need for the U.S. military. Maintenance will still be required, and the opportunities for us to upgrade existing systems with higher performing systems will continue to present themselves. Spending levels may change, but given the mix between foreign spending, domestic/prime demand, and the more recent commercial opportunities, we do not expect any negative trends arising from political domestic changes into fiscal 2017.

Recent Events

Sileas Corp.

On June 9, 2017, Sileas Corp. (“Sileas”), a related party to us, entered into a transaction with The Longview Fund, L.P.(“Longview”) to settle its February 20, 2009 note with Longview in the original principal amount of $13,524,405 (the “Note”). The parties agreed to a conversion by Longview of $3,358,538 of the amount due under the Note into 2,798,782 shares of Company common stock owned by Sileas and previously pledged to Longview as security with respect to the Note. Simultaneously therewith, Sileas made a $250,000 cash payment to Longview, and Longview agreed to cancel the remaining debt of $10,571,791 due under the Note. The remaining amount due under the Note is $64,000 which shall be paid in cash by Sileas to Longview on a quarterly basis, upon the payment of quarterly dividends by us, over the next four calendar quarters commencing on or about June 30, 2017. In order to effect the above, Longview also released the pledge on all of our shares owned by Sileas and previously pledged to Longview.

Simultaneously with the above, Sileas sold 800,000 shares of our common stock to Danny Schoening and Karen Hawkins at a price equal to $314,000  (which is a discounted amount based upon recognition of years of administrative support by Mr. Schoening and Ms. Hawkins for the Company) as follows: (i) Danny Schoening: 640,000 Shares for $200,000 plus a $50,825 promissory note; and (ii) Karen Hawkins: 160,000 Shares for $50,000 plus a $12,706 promissory note. Each promissory note has a one year term, with interest at 1.18% per annum and shall be payable in four equal quarterly installments of $12,800 for Danny Schoening and $3,200 for Karen Hawkins, each installment payable within five business days after the payment of cash dividends by us to each of them. As a result, Sileas no longer owns any shares of our common stock.

After giving effect to the above transactions, the beneficial ownership of our equity securities by held by each of the Longview Fund, Danny Schoening and Karen Hawkins as of December 18, 2017 is follows:

The Longview Fund 2,800,132 shares or 31.1%

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Danny Schoening 744,287 shares or 8.3%

Karen Hawkins shares 192,563 or 2.1%

Changes to the Board of Directors

Effective as of May 31, 2017, Charles Trego resigned as a director of us and from all appointments to Committees of our Board of Directors. On May 26, 2016, Kerry Craven resigned as one of our directors.

Effective as of June 9, 2017, Peter Benz resigned as Chairman of the Board and a Director of us. Effective as of that same date, our Board of Directors appointed Danny Schoening, its CEO and a director, as the Chairman of the Board of Directors and appointed Karen Hawkins, its CFO, and Bill Bates, the General Manager of its Applied Optics Center division, as directors. Stanley Hirschman retired as our President as of July 20, 2017.

Dividend

On July 12, 2017, we paid our holders (as of July 5, 2017) of common stock, Series C preferred stock and warrants (with the Series C preferred stock and warrants on an as converted/exercised basis) a dividend of $.02 per share. On October 19, 2017, we paid our shareholders of record, as October 12, 2017, a cash dividend at the rate of $0.02 per share for each share of our common stock, warrants and Series C preferred stock (on an as exerciseable/convertible basis for the warrants and Series C preferred stock).

Compensation Changes

On January 21, 2016, our Board of Directors Compensation Committee held a meeting and approved the following compensation changes:

●	A base salary increase of 10% for Danny Schoening, CEO, and Karen Hawkins, CFO.

●	A bonus payment of $7.5 thousand awarded to Karen Hawkins for 2015 performance.

●	A $10 thousand monthly director fee for Peter Benz, Chairman, effective for calendar 2016.

On November 4, 2016, our Board of Directors Compensation Committee held a meeting and approved the following compensation changes:

●	A bonus payment of $48.9 thousand awarded to Danny Schoening for 2016 performance.

●	A bonus payment of $35.7 thousand awarded to Karen Hawkins for 2016 performance.

 On March 31, 2017, our Board of Directors Compensation Committee held a meeting and approved the following compensation changes:

●	A base salary increase of 4% for Danny Schoening, CEO, and Karen Hawkins, CFO.

 On June 9, 2017, through Unanimous Written Consent, our Board of Directors approved the following compensation changes:

●	Danny Schoening’s employment agreement shall be amended to increase his annual bonus from a maximum of 30% to 60% of his base salary.

●	A $10 thousand monthly board advisory fee for Peter Benz (former board Chairman), through December 2017.

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On June 14, 2017, through Unanimous Written Consent, our Board of Directors approved the following compensation changes for independent board members:

●	Increased the monthly fee paid to the remaining independent directors from $1,000 to $1,500 per month, effective immediately.

Credit Facility — Avidbank

On April 20, 2016, we amended our revolving credit facility with Avidbank. The new renewable revolving maturity date is January 22, 2018. The facility provides up to $2 million in financing against eligible receivables and is subject to meeting certain covenants including an asset coverage ratio test for up to twenty months. The material terms of the amended revolving credit facility are as follows:

●	The interest rate for all advances shall be the then in effect prime rate plus 2.5% and is subject to a minimum interest payment requirement per six month period of $10,000.

●	Interest shall be paid monthly in arrears.

●	A facility fee of (0.5%) of the revolving line ($10,000) was due (and paid) on May 22, 2016 and each anniversary thereof for so long as the revolving credit facility is in effect.

●	The loan period is from April 20 through January 22, 2018 at which time any outstanding advances, and accrued and unpaid interest thereon, will be due and payable.

●	Our obligations to Avidbank are secured by a first lien on all of its assets (including intellectual property assets should it have any in the future) in favor of Avidbank.

●	The facility contains customary events of default. Upon the occurrence of an event of default that remains uncured after any applicable cure period, Avidbank’s commitment to make further advances may terminate, and Avidbank would also be entitled to pursue other remedies against us and the pledged collateral.

●	Pursuant to a guaranty executed by Optex Systems Holdings in favor of Avidbank, Optex Systems Holdings has guaranteed all obligations of Optex Systems, Inc. to Avidbank.

On October 17, 2016, we further amended our revolving credit facility with Avidbank to increase the facility to $2.2 million and to allow for a $250 thousand letter of credit sublimit with an annual fee of 1.5% of the face amount of the letter of credit. On October 17, 2016, we secured a $250 thousand irrevocable letter of credit from Avidbank with Cabot Industrial Value Fund II Operating Partnership, L.P. as the beneficiary. The letter of credit was issued as a condition of our facility lease, executed on October 21, 2016t for the Applied Optics Center facility in Dallas, Texas.

2016 Restricted Stock Unit Plan

On June 14, 2016, our Compensation Committee approved our 2016 Restricted Stock Unit Plan. This plan provides for issuance of stock units (“RSUs”) for up to 1,000,000 shares of our common stock. Each RSU constitutes a right to receive one share of our common stock, subject to vesting, which unless otherwise stated in an RSU agreement, shall vest in equal amounts on the first, second and third anniversary of the grant date. Shares of our common stock underlying the number of vested RSUs will be delivered as soon as practicable after vesting. During the period between grant and vesting, the RSUs may not be transferred, and the grantee has no rights as a shareholder until vesting has occurred. If the grantee’s employment is terminated for any reason (other than following a change in control of us or a termination of an officer other than for cause), then any unvested RSUs under the award will automatically terminate and be forfeited. If an officer grantee’s employment is terminated by us without cause or by the grantee for good reason, then, provided that the RSUs have not been previously forfeited, the remaining unvested portion of the RSUs will immediately vest as of the officer grantee’s termination date. In the event of a change in control, our obligations regarding outstanding RSUs shall, on such terms as may be approved by the Committee prior to such event, immediately vest, be assumed by the surviving or continuing company or cancelled in exchange for property (including cash).

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On June 15, 2016, we issued 150,000 RSUs to our Chief Executive Officer, Danny Schoening, and 50,000 RSUs to our Chief Financial Officer, Karen Hawkins. The RSUs issued to Mr. Schoening and Ms. Hawkins vest as follows: 34% on January 1, 2017, 33% on January 1, 2018 and 33% on January 1, 2019.

On June 14, 2017, we issued 50,000 RSUs to Bill Bates, General Manager of the Applied Optics Center and a newly appointed board member. The RSUs will vest over three years as follows: 34% on January 1, 2018, 33% on January 1, 2019 and 33% on January 1, 2020.

Public Offering

On August 26, 2016, we consummated a public offering of 2,291,000 Class A units consisting of common stock and warrants and 400 Class B units consisting of shares of Series C convertible stock and warrants for a total gross purchase price of $4,750,280.

New Product Development

On November 10, 2015, we entered into a retail sales relationship with Cabela’s Inc., to distribute our Red Tail Digital Spotting Scope, patented on July 11, 2017, as well as our new Stabilized Monocular. We are presently in negotiations to make these devices available via General Services Administration schedules for government personnel.

Products

Our products are installed on various types of U.S. military land vehicles, such as the Abrams and Bradley, and Stryker families of fighting vehicles, as well as light armored and armored security vehicles. We also manufacture and deliver numerous periscope configurations, rifle and surveillance sights and night vision optical assemblies. We deliver our products both directly to the federal government and to prime contractors.

We deliver high volume products, under multi-year contracts, to large defense contractors and government customers. Increased emphasis in the past two years has been on new opportunities to promote and deliver our products in foreign military sales, where U.S.-manufactured, combat and wheeled vehicles, are supplied (and upgraded) in cooperation with the U.S. Department of Defense. We have a reputation for quality and credibility with our customers as a strategic supplier. We also anticipate the opportunity to integrate some of our night vision and optical sights products into commercial applications.

Specific product categories include:

●	Electronic sighting systems

●	Mechanical sighting systems

●	Laser protected plastic and glass periscopes

●	Non-laser protected plastic and glass periscopes

●	Howitzer sighting systems

●	M36 Thermal Day/Night Periscopes

●	M17 Day/Thermal Periscopes

●	Ship binoculars

●	Replacement optics (e.g. filters, mirrors)

●	Optical assemblies and laser filters

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Product Line	Product Category
Periscopes	Laser & Non Laser Protected Plastic & Glass Periscopes, Electronic M17 Day/Thermal Periscopes, Vision Blocks

Sighting Systems	Back Up Sights, Digital Day and Night Sighting Systems (DDAN), M36 Thermal Periscope, Unity Mirrors

Howitzers	M137 Telescope, M187 Mount, M119 Aiming Device

Other	Muzzle Reference Systems (MRS), Binoculars, Collimators, Optical Lenses & Elements, Windows

Applied Optics Center	ACOG Laser filter, Laser Filter Interface, Optical Assemblies

Location and Facility

We are headquartered in Richardson, TX and lease approximately 93,967 combined square feet of facilities including Richardson, Texas and Dallas, Texas. As of December 5, 2017, we had 98 full time equivalent employees. We operate with a single shift, and capacity could be expanded by adding a second shift. Our proprietary processes and methodologies provide barriers to entry for other competing suppliers. In many cases, we are the sole source provider or one of only two providers of a product. We have capabilities which include machining, bonding, painting, tracking, engraving and assembly and can perform both optical and environmental testing in-house. We renewed the lease on our 49,100 square foot, Richardson, Texas facility, effective as of December 10, 2013, with a lease expiration of March 31, 2021. As of December 5, 2017, the Richardson facility operates with 61 full time equivalent employees in a single shift operation.

In November 2014, we also acquired a business unit from L-3 Communications, Inc., which is described herein below under “Recent Events — Acquisition”. The acquisition, Applied Optics Center, is located in Dallas, Texas with leased premises consisting of approximately 44,867 square feet of space. As of December 5, 2017, the Applied Optics Center operates with 37 full time equivalent employees in a single shift operation.

Contracts

Many of our contracts allow for government contract financing in the form of contract progress payments pursuant to Federal Acquisition Regulation 52.232-16, “Progress Payments”.  As a small business, and subject to certain limitations, this clause provides for government payment of up to 90% of incurred program costs prior to product delivery.  To the extent our contracts allow for progress payments, we intend to utilize this benefit, thereby minimizing the working capital impact on us for materials and labor required to complete the contracts.

Our contracts allow for Federal Acquisition Regulation 52.243-1 which entitles the contractor to an “equitable adjustment” to the contract if the contract changes result in a change in contract costs or time of performance.  In essence, an equitable price adjustment request is a request for a contract price modification (generally an increase) that allows for the contractor to be “made whole” for additional costs incurred which were necessitated by some modification of the contract effort.  This modification may come from an overt change in U.S. Government requirements or scope, or it may come from a change in the conditions surrounding the contract (e.g., differing site conditions or late delivery of U.S. Government-furnished property) which result in statement of work additions, deletions, part substitutions, schedule or other changes to the contract which impact the contractor’s overall cost to complete.

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Each contract with our customers has specific quantities of material that need to be purchased, assembled, and then shipped. Prior to bidding a contract, we contact potential sources of material and receive qualified quotations for each material. In some cases, the entire volume is given to a single supplier and in other cases, the volume might be split between several suppliers. If a contract has a single source supplier and that supplier fails to meet their obligations (e.g., quality, delivery), then we would attempt to find an acceptable alternate supplier, and if successful, we would then renegotiate contractual deliverables (e.g., specifications, delivery, price). As of December 5, 2017, approximately 22% of our material requirements are single-sourced across 9 suppliers representing approximately 17% of our active supplier orders. Single-sourced component requirements span across all of our major product lines. Of these single sourced components, we have material contracts (purchase orders) with firm pricing and delivery schedules in place with each of the suppliers to supply the parts necessary to satisfy our current contractual needs.

We are subject to, and must comply with, various governmental regulations that impact, among other things, our revenue, operating costs, profit margins and the internal organization and operation of our business. The material regulations affecting our U.S. government business are summarized in the table below.

Regulation	Summary
Federal Acquisition Regulation	The principal set of rules in the Federal Acquisition Regulation System. This system consists of sets of regulations issued by agencies of the federal government of the United States to govern what is called the “acquisition process,” which is the process through which the government acquires goods and services. That process consists of three phases: (1) need recognition and acquisition planning, (2) contract formation, and (3) contract administration. This system regulates the activities of government personnel in carrying out that process. It does not regulate the purchasing activities of private sector firms, except to the extent that those activities involve government solicitations and contracts by reference.

International Traffic in Arms Regulations	United States government regulations that control the export and import of defense-related articles and services on the United States Munitions List. These regulations implement the provisions of the Arms Export Control Act.

Truth in Negotiations Act	A public law enacted for the purpose of providing for full and fair disclosure by contractors in the conduct of negotiations with the government. The most significant provision included is the requirement that contractors submit certified cost and pricing data for negotiated procurements above a defined threshold of $750,000. It requires contractors to provide the government with an extremely broad range of cost or pricing information relevant to the expected costs of contract performance, and it requires contractors and subcontractors to submit cost or pricing data to the government and to certify that, to the best of their knowledge and belief, the data are current, accurate, and complete.

We are responsible for full compliance with the Federal Acquisition Regulation. Upon award, the contract may identify certain regulations that we need to meet. For example, a contract may allow progress billing pursuant to specific Federal Acquisition Regulation clauses incorporated into the contract. Other contracts may call for specific first article acceptance and testing requirements. The Federal Acquisition Regulation will identify the specific regulations that we must follow based on the type of contract awarded. The Federal Acquisition Regulation also contains guidelines and regulations for managing a contract after award, including conditions under which contracts may be terminated, in whole or in part, at the government’s convenience or for default. These regulations also subject us to financial audits and other reviews by the government of our costs, performance, accounting and general business practices relating to our government contracts, which may result in adjustment of our contract-related costs and fees and, among other things and impose accounting rules that define allowable and unallowable costs governing our right to reimbursement under certain contracts.

First Article Testing and Acceptance requirements consist of specific steps. For example, the first article testing associated with Howitzer-type product is comprehensive and time consuming. The dimensions and material specifications of each piece of the assembly must be verified, and each product has in excess of 100 piece parts. Once the individual piece parts are verified to be compliant to the specification, the assembly processes are documented and verified. A sample of the production (typically three units) is verified to meet final performance specifications. Once the units meet the final performance specification, they are then subjected to accelerated life testing, a series of tests which simulate the lifetime use of the product in the field. This consists of exposing the units to thermal extremes, humidity, mechanical shock, vibration, and other physical exposure tests. Once completed, the units undergo a final verification process to ensure that no damage has occurred as a result of the testing and that they continue to meet the performance specification. All of the information and data is recorded into a final first article inspection and test report and submitted to the customer along with the test units for final approval. First Article Acceptance and Testing is generally required on new contracts/product awards but may also be required on existing products or contracts where there has been a significant gap in production, or where the product has undergone significant manufacturing process, material, tooling, equipment or product configuration changes.

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We are also subject to laws, regulations and executive orders restricting the use and dissemination of information deemed classified for national security purposes and the exportation of certain products and technical data as covered by the International Traffic in Arms Regulation. In order to import or export items listed on the U.S. Munitions List, we are required to be registered with the Directorate of Defense Trade Controls office. The registration is valid for one year, and the registration fees are established based on the number of license applications submitted the previous year. We currently have an approved and current registration on file with the Directorate of Defense Trade Controls office. Once the registration is approved, each import/export license must be filed separately. License approval requires the company to provide proof of need, such as a valid contract or purchase order requirement for the specific product or technical data requested on the license and requires a detailed listing of the items requested for export/import, the end-user, the end-user statement, the value of the items, consignees/freight forwarders and a copy of a valid contract or purchase order from the end-user. The approval process for the license can vary from several weeks to six months or more. The licenses we currently use are the DSP-5 (permanent export), DSP-6 (license revisions) and DSP-73 (temporary export).

The aforementioned licenses are valid for 48 months from date that each such license is issued as set forth on the table below (updated as of December 5, 2017).

DSP - 5 licenses	Issue Date	Expiration Date (48 months of issue)	Value ($)
050490628	1/3/2014	1/2/2018	45,928
050490371	1/14/2014	1/13/2018	14,290
050497324	2/1/2014	1/31/2018	15,384
050497307	2/12/2014	2/11/2018	11,881
050497162	2/20/2014	2/19/2018	2,122
050501481	2/26/2014	2/25/2018	255,700
050504795	3/27/2014	3/26/2018	26,794
050511388	4/21/2014	4/20/2018	30,086
050510061	5/19/2014	5/18/2018	10,564
050521562	6/27/2014	6/26/2018	3,108
050521680	7/7/2014	7/6/2018	10,572
050521706	7/15/2014	7/14/2018	7,441
050521673	7/15/2014	7/14/2018	1,236
050521555	7/17/2014	7/16/2018	18,970
050530555	9/22/2014	9/21/2018	4,930
050537697	11/4/2014	11/3/2018	6,028
050539610	11/14/2014	11/13/2018	7,746
050486913	11/20/2014	11/19/2018	79,882
050490381	12/11/2014	12/10/2018	36,250
050546222	1/9/2015	1/8/2019	2,950
050549789	2/18/2015	2/17/2019	53,720
050549846	2/23/2015	2/22/2019	165,372
050549534	2/25/2015	2/24/2019	88,555
050549933	2/27/2015	2/26/2019	34,888
050549843	3/23/2015	3/22/2019	1,213

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DSP - 5 licenses	Issue Date	Expiration Date (48 months of issue)	Value ($)
050553879	3/23/2015	3/22/2019	4,066
050553874	3/27/2015	3/26/2019	3,472
050553876	3/27/2015	3/26/2019	1,021
050560846	5/21/2015	5/20/2019	6,418
050560953	5/29/2015	5/28/2019	1,792
050561878	6/5/2015	6/4/2019	75,047
050562319	6/12/2015	6/11/2019	2,815
050560740	6/30/2015	6/29/2019	3,308
050565738	7/9/2015	7/8/2019	1,543
050566061	7/22/2015	7/21/2019	27,401
050561747	7/27/2015	7/26/2019	250
050565746	7/30/2015	7/29/2019	1,543
050568890	8/7/2015	8/6/2019	4,204
050570373	8/21/2015	8/20/2019	4,297
050571083	9/8/2015	9/7/2019	92,042
050574185	9/25/2015	9/24/2019	413,263
050581564	12/11/2015	12/10/2019	2
050581341	12/17/2015	12/16/2019	30,541
050582302	12/17/2015	12/16/2019	402
050581218	12/18/2015	12/17/2019	4,298
050573342	10/7/2015	10/6/2019	203,832
050581341	12/17/2015	12/16/2019	30,541
050573343	10/7/2015	10/6/2019	8,446
050582108	1/20/2016	1/19/2020	1,075
050586060	2/24/2016	2/23/2020	931
050598474	6/10/2016	6/9/2020	35,713
050596660	6/23/2016	6/22/2020	631
050598467	6/23/2016	6/22/2020	4,519
050601710	7/12/2016	7/11/2020	6,757
050596660	6/20/2016	6/19/2020	631
050607056	10/5/2016	10/4/2020	10,001
050587550	3/1/2016	2/29/2020	1
050602855	7/27/2016	7/26/2020	75,552
050603610	8/9/2016	8/8/2020	6,094
050596718	6/28/2016	6/27/2020	917
050612378	11/28/2016	11/27/2020	292,670
050612416	11/28/2016	11/27/2020	151,761
050612399	11/28/2016	11/27/2020	46,301
050612547	11/28/2016	11/27/2020	6,976
050612382	11/28/2016	11/27/2020	83,902
050612402	11/28/2016	11/27/2020	45,801
050615460	12/15/2016	12/14/2020	1,018,908
050615456	1/11/2017	1/10/2021	463,140
050615457	1/11/2017	1/10/2021	61,472
050624356	3/22/2017	3/21/2021	1,033,093
050629385	6/12/2017	6/11/2021	9,240
050635531	7/12/2017	7/11/2021	24,449
050643341	10/4/2017	10/3/2021	94,609

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DSP - 6 Licenses	Issue Date	Expiration Date (48 months of issue)	Total Contract Value ($)
060046631	10/22/2015	10/6/2019	$—
060046632	10/21/2015	10/6/2019	—

DSP -73 Licenses	Issue Date	Expiration Date (48 months of issue)	Total Contract Value ($)
730053549	7/29/2015	7/28/2019	$30,000

BIS - 711 Licenses	Issue Date	Expiration Date (48 months of issue)	Total Contract Value ($)
D1083980	2/28/2017	2/27/2021	$4,744
D1083993	2/28/2017	2/27/2021	$2,875
D1083955	3/2/2017	3/1/2021	$1,176
D1085182	3/20/2017	3/19/2021	$46,032
D1085299	3/20/2017	3/19/2021	$45,800
D1085522	3/20/2017	3/19/2021	$2,966
D1085153	3/20/2017	3/19/2021	$1,614,572

Licenses are subject to termination if a licensee is found to be in violation of the Arms Export Control Act or the International Traffic in Arms Regulations requirements. If a licensee is found to be in violation, in addition to a termination of its licenses, it can be subject to fines and penalties by the government.

Our contracts may also be governed by the Truth in Negotiation Act requirements where certain of our contracts or proposals exceed the $750,000 threshold and/or are deemed as sole source, or non-competitive awards, covered under this act. For these contracts, we must provide a vast array of cost and pricing data in addition to certification that our pricing data and disclosure materials are current, accurate and complete upon conclusion of the negotiation. Due to the additional disclosure and certification requirements, if a post contract award audit were to uncover that the pricing data provided was in any way not current, accurate or complete as of the certification date, we could be subjected to a defective pricing claim adjustment with accrued interest. Currently, we do not have any pending defective pricing claim adjustments. Additionally, as a result of this requirement, contract price negotiations may span from two to six months and can result in undefinitized or not to exceed ceiling priced contracts subject to future downward negotiations and price adjustments. Currently, we do not have any undefinitized contracts subject to further price negotiation.

Our failure to comply with applicable regulations, rules and approvals or misconduct by any of our employees could result in the imposition of fines and penalties, the loss of security clearances, the loss of our U.S. government contracts or our suspension or debarment from contracting with the U.S. government generally, any of which could have a material adverse effect our business, financial condition, results of operations and cash flows. We are currently in compliance with all applicable regulations and do not have any pending claims as a result of noncompliance.

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The terms of our material contracts are as follows (updated as of October 30, 2017):

Customer	Customer PO/Contract	Contract Type(1)	Total Award Value(2) (millions)	Remaining Value(3) (millions)	Delivery Period

GDLS – Canada(4) Sighting Systems	Subcontract PO 35334144	FFPQ	$8.7	$1.2	Mid 2012 – May 2018

GDLS – Canada(5) Sighting Systems	Subcontract PO 35419634	FFPQ	$1.0	$0.5	June 2017- Mar 2018

General Dynamics(6) Periscopes	Subcontract PO 40242047	FFPQ	$1.3	$0.3	Aug 2016 – Apr 2018

GDLS - Canada (7) Periscopes	Subcontract PO 35506523	FFPQ	$1.5	$1.5	Dec 2017 – May 2020

Harris Corp (8) Laser Filters	Subcontract PO 35506523	FFPQ	$1.7	$0.5	June 2017 – Jan 2018

DLA Land at Aberdeen(9) Laser Filter Assemblies	Prime SPRBL1-17-D-0008	IDIQ	$1.6	$1.6	Jan 2018- Aug 2018

GDLS – Canada(10) Sighting Systems	Subcontract PO 35515590	FFPQ	$1.4	$1.4	Oct 2017- Sept 2020

DLA Land and Maritime (11) Periscopes	Prime SPE7LX17D0053	IDIQ	$1.5	$1.5	Oct 2017- Sept 2020

(1)	FFPQ – Firm fixed price and quantity, IDIQ – Indefinite delivery indefinite quantity, PP – Progress Billable. . Payment terms on shipments are net 30 or net-45 days.
(2)	“Total Award Value” as included in the table represents the total value of all delivery orders against the prime contract that have already been awarded to us. The total award value represents already awarded delivery order contracts. Based on our historical experience with these contracts and other similar contracts, the amount awarded has directly correlated to the amount received.
(3)	The “Remaining Value” depicts the open undelivered values remaining to be delivered against the contract awards as of October 30, 2017. Only these undelivered values of the contracts may be subject to the contract termination clause. It has been our experience that these clauses are rarely invoked.
(4)	Contract was awarded on October 24, 2011 but effective November 4, 2011 as the date on which approved for disclosure by contractor. Total award value includes all statement of work change orders through June 26, 2016.
(5)	Contract award quantity added on December 3, 2013 as a follow on quantity to the original PO 35334144.
(6)	Contract quantity awarded on January 24, 2016.
(7)	Contract quantity awarded on December 14, 2016 for laser protected periscopes installed on Light Armored Vehicles in the Middle East.
(8)	Contract quantity awarded on March 30, 2017.
(9)	Five year IDIQ contract for Light Interference Filter Assemblies awarded on July 3, 2017. The contract calls for five one-year ordering periods running consecutively commencing on July 5, 2017. On July 12, 2017 the first task delivery order DO-0001 was awarded for $1.6 million. The Company expects to generate between $8.4 and $12.4 million in revenue over the next five year period from this contract.
(10)	Contract awarded on September 11, 2017 to provide LAV 6.0 optimized weapon system support for Optex’s Commander Sighting System. The in-service support will continue over the next three years for their existing fleet of Light Armored Vehicles.

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(11)	Three year IDIQ contract for periscopes awarded on September 18, 2017. The contract includes three base years and two option years. The based contract expires September 11, 2020. As of October 30, three task delivery orders have been awarded against the IDIQ for a total value of $1.5 million. The company expects to generate between $1.5 and $2.4 million in revenue over the next five year period from this contract.

Market Opportunity — U.S. Military

During the twelve months ending October 1, 2017, approximately 68% of our business was in support of U.S. military products. The chart below was derived from public government spending sources and depicts total U.S. military spending from 2007 through 2016 and estimated spending through 2022. The purpose of including this chart is to provide the reader with historical trend data and projected U.S. military defense and procurement spending over time. Military spending peaked at $678.1 billion in 2011. As of fiscal year 2017 the total projected military spending is projected to decline by 15.5% to $573.0 billion from the peak 2011 level. However, the military spending in the chart below depicts increased spending through 2022 of 11.8% with the largest increase of 8.5% occurring in the next fiscal year (2018). The projected increase of military procurement in fiscal 2018 represents an 8.1% increase over fiscal year 2017 levels. On November 16, 2017, the National Defense Authorization Act (NDAA) for fiscal year 2018 was sent to President Trump to sign into law after passing both the House of Representatives and the Senate. The NDAA authorizes total spending of $700 billion which includes the authorization of $65.8 billion in additional funding for the Overseas Contingency Operation (OCO) account.

Source: Government Publishing Office, U.S. Budget Historical Tables, FY 2018, Table 3.2 Outlays by function and subfunction, 1962-2022.

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The table below depicts the U.S. Department of Defense budget request for fiscal year 2018 for major ground system programs. The total fiscal year 2018 budget request for major ground system programs is increased by 11.2% over the fiscal year 2017 levels and 16.7% over the fiscal year 2016 levels. Although it is difficult to directly tie the budget request to specific components provided by Optex Systems, we provide periscopes, collimator assemblies, vision blocks and laser interface filters to the U.S. armed forces on almost all of the ground system platforms categorized below.

				FY 2018
Major Weapon System Summary				Base	OCO	Total
($ in Millions)		FY 2016	FY 2017	Budget	Budget	Request
Ground Systems - Joint Service
JLTV	Joint Light Tactical Vehicle	$366.2	$775.8	$1,141.6	$1.1	$1,142.7
Ground Systems - USA
AMPV	Armored Multi-Purpose Vehicle	213.0	184.2	393.5	253.9	647.4
FHTV	Family Of Heavy Tactical Vehicles	30.8	57.1	92.1	25.9	118.0
M-I	Abrams Tank Modification/Upgrades	504.7	898.7	632.4	581.5	1,213.9
PIM	Paladin Integrated Management	410.3	636.0	652.5	125.7	778.2
FMTV	Family of Medium Tactical Vehicles	334.0	352.8	84.7	—	84.7
Stryker	Stryker	1,191.0	735.4	178.2	—	178.2
Ground Systems - USMC
ACV	Amphibious Combat Vehicle	197.0	158.7	340.5	—	340.5
Total Ground Systems		$2,880.8	$3,022.9	$2,373.9	$987.0	$3,360.9

Source: Office of the Under Secretary of Defense (Comptroller)/Chief Financial Officer, “Program Acquisition Cost by Weapon System, United States Department of Defense, Fiscal Year 2018 Budget Request”, May 2017

The U.S. government spending reductions in the last seven years have had a significant impact on our product lines as our products directly support various types of U.S. military land vehicle procurements. As a result of lower U.S. government spending from the peak 2011 levels, the Company has continued to explore other opportunities for manufacturing outside of our traditional product lines for products which could be manufactured using our existing lines in order to fully utilize our existing capacity.

We are cautiously optimistic that the new government administrations proposed boost in military spending will have a favorable impact in the direction of funding or product need for the U.S. military. We anticipate that absent any significant changes from the current defense spending levels, maintenance will still be required, and the opportunities for us to upgrade existing systems with higher performing systems will continue to present themselves. Spending levels may change, but given the mix between foreign spending, domestic/prime demand, and the more recent commercial opportunities, we do not expect any negative trends arising from political domestic changes over the next twelve months.

The following factors are important to the U.S. military:

●	Product reliability — failure can cost lives

●	Speed to delivery and adherence to delivery schedule

●	System life cycle extension

●	Low cost/best value

●	Visual aids for successful execution of mission objectives

●	Mission critical products specifically related to soldier safety.

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We focus on delivering products that satisfy these factors and believes it is well positioned to continue to service U.S. and foreign military needs.

Market Opportunity — Foreign Military

Despite the downturn in U.S. military spending, foreign military funding for products built in the United States for selected foreign militaries has held to peak funding levels. Thus, we have increased efforts to promote our proven military products, as well as newly improved product solutions directly to foreign military representatives. In 2014, we completed the first shipments of M17 Day/Thermal Periscope (NSN 6650-01-619-6545) to a country in South America. During fiscal year 2016, Optex Systems completed its first order of its patented M17 Day / Thermal Periscope for $0.6 million to Brazil. These direct sales transactions allow us to directly serve South American customers and affect influence into their future procurements. Additionally, shipment of the new M17 Day/Thermal Periscope validates our efforts to upgrade existing platforms with new technology. The M17 Day/Thermal Periscope is a cost effective upgrade to existing systems in that it provides both day and thermal views specifically designed for driving armored vehicles. It can be installed in vehicles which were originally designed without this technology and may be used as a backup to existing systems. We anticipate our efforts in South America will culminate in new orders for this technology in the near term. We will continue to pursue international opportunities through direct sales (e.g., General Dynamics Land Systems — Canada), International Parts Supply and through other existing customers (e.g., General Dynamics Land Systems — Israeli Namer Project).

We are also exploring possibilities to adapt some of our products for commercial use in those markets that demonstrate potential for solid revenue growth, both domestically and internationally.

Market Opportunity — Commercial

Our products are currently sold to military and related government markets. We believe there may be opportunities to commercialize various products we presently manufacture to address other markets. Our initial focus will be directed in four product areas.

●	Big Eye Binoculars — While the military application we produce is based on mature military designs, we own all castings, tooling and glass technology. These large fixed mount binoculars could be sold to cruise ships, personal yachts and cities/municipalities. The binoculars are also applicable to fixed, land based outposts for private commercial security as well as border patrols and regional law enforcement.

●	Night Vision Sight — We have manufactured the optical system for the NL-61 Night Vision Sight for the Ministry of Defense of Israel. This technology could be implemented for commercial applications.

●	Infrared Imaging Equipment — We manufacture and assemble infrared imaging equipment and components for Raytheon’s Thermal Imaging M36 Mount product and has recently added a low-cost, uncooled, thin film, thermal imager through its partnership with selective suppliers. This combined equipment and technology has potential applications with the border patrol, police and governmental or commercial security agencies.

●	Thin Film Coatings — The acquisition of the Applied Optics Center (AOC) also creates a new sector of opportunity for commercial products for us. Globally, commercial optical products use thin film coatings to create product differentiation. These coatings can be used for redirecting light (mirrors), blocking light (laser protection), absorbing select light (desired wavelengths), and many other combinations. They are used in telescopes, rifle scopes, binoculars, microscopes, range finders, protective eyewear, photography, etc. Given this broad potential, the commercial applications are a key opportunity going forward.

●	Optical Assemblies – Through the Applied Optics Center, we are utilizing our experience in military sighting systems to pursue commercial opportunities associated with products that incorporate multi-lens optical cell assemblies, bonded optical elements and mechanical assemblies. There are a wide variety of products in the medical, machine vision, automotive and outdoor recreation fields that can benefit from our capabilities. Support to domestic customers for these type products has driven significant increases in overall sales during the last two years.

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Customer Base

We serve customers in four primary categories: as prime defense contractor (Defense Logistics Agency (DLA) Land and Maritime, DLA Warren, DLA Aviation, U.S. Army, Navy and Marine Corps), as defense subcontractor (General Dynamics, L-3 Communications, Harris Corporations, BAE, and NorcaTec), as a military supplier to foreign governments (Israel, Australia, South America and NAMSA) and also as a commercial optical assembly supplier (Nightforce Optics, Cabela’s). During the twelve months ended October 1, 2017, we derived approximately 86% of our gross business revenue from four major customers: U.S. government agencies (38%), Nightforce Optics, Inc. (22%), General Dynamics (19%), Harris Corporation (7%). We have approximately 100 discrete contracts for items that are utilized in vehicles, product lines and spare parts. Due to the high percentage of prime and subcontracted U.S. defense revenues, large customer size and the fact that there are multiple contracts with each entity, which are not interdependent, we are of the opinion that this provides us with a fairly well diversified revenue pool.

Marketing Plan

Potential Entrants — Low Risk to us. In order to enter this market, potential competitors must overcome several barriers to entry. The first hurdle is that an entrant would need to prove to the government agency in question the existence of a government approved accounting system for larger contracts. Second, the entrant would need to develop the processes required to produce the product. Third, the entrant would then need to produce the product and then submit successful test requirements (many of which require lengthy government consultation for completion). Finally, in many cases, the customer has an immediate need and therefore cannot wait for this qualification cycle and therefore must issue the contracts to existing suppliers.

Historically, we competed with two other companies in different spaces. First, we previously competed with Miller-Holzwarth in the plastic periscope business. In July 2012, Miller-Holzwarth, Inc. ceased operations apparently as a result of an inability to meet its financial obligations combined with a decline in defense market conditions. Second, we currently compete with Seiler Instruments for fire control products. These contracts are higher value products, but lower quantities. Given the expense of development and qualification testing, the barrier to entry is high for new competitors. During the last four years, overall plastic periscope demand quantities have declined, while competition on the lower level periscope products has significantly increased as new contractors aggressively compete for market share amongst the existing customer base and quantities.

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Buyers — Medium Risk to us. In most cases the buyers (usually government agencies or defense contractors) have two fairly strong suppliers. It is in their best interest to keep at least two, and therefore, in some cases, the contracts are split between suppliers. In the case of larger contracts, the customer can request an open book policy on costs and expects a reasonable margin to have been applied.

Substitutes — Low Risk to us. We have both new vehicle contracts and replacement part contracts for the exact same product. The U.S. government has declared that the Abrams/Bradley base vehicles will be the ground vehicle of choice through 2040.

The Bradley vehicle has been in service for 28 years, the Abrams for 27 years. In February 2008, the U.S. Army signed a multiyear third party contract for the delivery of improved Abrams and Bradleys. The contract is for up to 435 tanks and 540 Bradley vehicles. These are the only production tanks currently in production by the government. This, in conjunction with the 30-year life span, supports their continued use through 2040. The Abrams is the principal battle tank of the United States Army and Marine Corps, and the armies of Egypt, Kuwait, Saudi Arabia, and since 2007, Australia. The new contract terms allow efficiencies within the supply chain and a very long return on investment on new vehicle proposals.

Suppliers — Low to Medium Risk to Optex Systems Holdings. The suppliers of standard processes (e.g., casting, machining and plating) need to be very competitive to gain and/or maintain contracts. Those suppliers of products that use top secret clearance processes are slightly better off; however, there continues to be multiple avenues of supply and therefore only moderate power.

Consistent with our marketing plan and business model, the AOC acquisition strengthened our overall position by decreasing the bargaining power of their suppliers through the backwards integration of a key supplier and created additional barriers of entry of potential competitors. Overall, the customer base and the competition have seen the acquisition as creating a stronger company.

The second model is a two by two matrix for products and customers.

	Existing Customers	New Customers

New Products		Chile M17 Day/Thermal
	USACC Binoculars	Brazil M17 Day/Thermal
	GDLS DDAN	Israel M17 Day/Thermal
Commercial Optical Lens
Commercial: Optical Lens, Spotting Scopes, Monocular Lens

Existing Products	USACC Periscopes, Back Up Sights,	Marines Sighting Systems
Binoculars, Vision Blocks,
	ACOG Filter Units	Commercial: Optical Lens, Spotting
	GDLS Periscopes, Collimators	Scopes, Monocular Lens
BAE Periscopes
L3- Laser Interface Filters
DLAOptical Elements

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This product/customer matrix sets forth our four basic approaches:

1)	Sell existing products to existing customers.

2)	Sell existing products to new customers.

3)	Develop new products to meet the needs of our existing customers.

4)	Develop new products to meet the needs of new customers.

The product categories described in the above matrix are associated with the product lines set forth below:

Product Line	Product Category
Periscopes	Laser & Non Laser Protected Plastic & Glass Periscopes, Electronic M17 Day/Thermal Periscopes, Vision Blocks

Sighting Systems	Back Up Sights, Digital Day and Night Sighting Systems (DDAN) and Optimized Weapon System Support (OWSS), M36 Thermal Periscope, Unity Mirrors

Howitzers	M137 Telescope, M187 Mount, M119 Aiming Device

Other	Muzzle Reference Systems (MRS), Binoculars, Collimators, Optical Lenses & Elements, Windows

Applied Optics Center	ACOG Laser filter, Laser Filter Interface, Optical Assemblies

Operations Plan

Our operations plan can be broken down into three distinct areas: material management, manufacturing space planning and efficiencies associated with economies of scale.

Materials Management

The largest portion of our costs is materials. We have completed the following activities in order to demonstrate continuous improvement:

-	Successful completion of annual surveillance audit for ISO 9001:2008 certificate, with no major nonconformance issues

-	Weekly cycle counts on inventory items

-	Weekly material review board meeting on non-moving piece parts

-	Kanban kitting on products with consistent ship weekly ship quantities

-	Daily cross functional floor meetings focused on delivery, yields and labor savings

-	Redesigned floor layout using tenant improvement funds

-	Daily review of yields and product velocity

-	Bill of material reviews prior to work order release

Future continuous improvement opportunities include installation and training of shop floor control module within the ERP system and organizational efficiencies of common procurement techniques among buyers.

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Manufacturing Space Planning

We currently lease 93,967 square feet of manufacturing space (see “Location and Facility”), including the additional leased space in conjunction with our recent acquisition as described under “Recent Events”. Our current facilities are sufficient to meet our immediate production needs without excess capacity. As our processes are primarily labor driven, we are able to easily adapt to changes in customer demand by adjusting headcounts, overtime schedules and shifts in line with production needs. In the event additional floor space is required to accommodate new contracts, Optex has the option to lease adjacent floor space at the current negotiated lease cost per square foot. Consistent with the space planning, we will drive economies of scale to reduce support costs on a percentage of sales basis. These cost reductions can then be either passed through directly to the bottom line or used for business investment.

Our manufacturing process is driven by the use of six sigma techniques and process standardization. Initial activities in this area have been the successful six sigma projects in several production areas which have led to improved output and customer approval on the aesthetics of the work environment. In addition, we use many tools including 5S programs, six sigma processes, and define, measure, analyze, improve, control (DMAIC) problem solving techniques to identify bottlenecks within the process flow, reduce cost and improve product yields. Successful results can then be replicated across the production floor and drive operational improvements.

Economies of Scale

Plant efficiencies fluctuate as a function of program longevity, complexity and overall production volume. Our internal processes are primarily direct labor intensive and can be more easily adapted to meet fluctuations in customer demand; however, our material purchases, subcontracted operations and manufacturing support costs are extremely sensitive to changes in volume. As our volume increases, our support labor, material and scrap costs decline as a percentage of revenue as we are able to obtain better material pricing, and scrap, start up and support labor (fixed) costs and they are spread across a higher volume base. On the contrary, as production volumes decline, our labor and material costs per unit of production generally increase. Additional factors that contribute to economies of scale relate to the longevity of the program. Long running, less complex programs (e.g., periscopes) do not experience as significant of an impact on labor costs as production volumes change, as the associated workforce is generally less skilled and can be ramped quickly as headcounts shift. Our more complex thin laser filter coatings, Howitzer and thermal day/night programs are more significantly impacted by volume changes as they require a more highly-skilled workforce and ramp time is longer as the training is more complex. We continually monitor customer demand over a rolling twelve-month window and in order to anticipate any changes in necessary manpower and material which allows us to capitalize on any benefits associated with increased volume and minimize any negative impact associated with potential declines in product quantities.

Intellectual Property

We utilize several highly specialized and unique processes in the manufacture of our products. While we believe that these trade secrets have value, it is probable that our future success will depend primarily on the innovation, technical expertise, manufacturing and marketing abilities of our personnel. We cannot assure you that we will be able to maintain the confidentiality of our trade secrets or that our non-disclosure agreements will provide meaningful protection of our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or other disclosure. The confidentiality agreements that are designed to protect our trade secrets could be breached, and we might not have adequate remedies for the breach. Additionally, our trade secrets and proprietary know-how might otherwise become known or be independently discovered by others. We possess two utility patents.

Our competitors, many of which have substantially greater resources, may have applied for or obtained, or may in the future apply for and obtain, patents that will prevent, limit or interfere with our ability to make and sell some of our products. Although we believe that our products do not infringe on the patents or other proprietary rights of third parties, we cannot assure you that third parties will not assert infringement claims against us or that such claims will not be successful.

On July 11, 2017, we were issued U.S. Patent No. D791,852 S, for our Red Tail Digital Spotting Scope. We have a retail sales relationship with Cabela’s Inc., to distribute these scopes. They are currently the only digital spotting scope offered by Cabela’s. Our Red Tail Digital Spotting Scopes also received a favorable review from Trigger Magazine in 2017.

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In May 2015, we announced the issuance to us of U.S. Patent No. 13,792,297 titled “ICWS Periscope”. This invention improves previously accepted levels of periscope performance that, in turn, improve soldier’s safety.

In December 2013, Optex Systems, Inc. was issued U.S. Patent No. 23,357,802 titled “Multiple Spectral Single Image Sighting System Using Single Objective Lens Set.” The technology platform, designed for our DDAN program, is applicable to all ground combat vehicles used by the US and foreign militaries. This invention presents a single image to both day and night sensors using precision optics, which in turn allows the user to individually observe day, night, or day and night simultaneously. In addition, it has proven to be especially useful in light transition points experienced at dusk and dawn. We are in production and currently delivering sighting systems with this advanced technology, a significant upgrade in the goal of supporting our customers as they modernize the worldwide inventory of aging armored vehicles. This technology is applicable to many sighting systems, and it has already been designed for implementation on the Light Armored Vehicles, the Armored Security Vehicle, the Amphibious Assault Vehicle, and the M60 Main Battle Tank. Digital Day and Night technology has advanced the capabilities of these installed weapon systems and is the first in a series of patents we have applied for to protect our Intellectual Property portfolio in support of the warfighters who use these systems.

In May 2012, we purchased a perpetual, non-exclusive license, with a single up front license fee of $200,000 to use Patent 7,880,792 “Optical and Infrared Periscope with Display Monitor” owned by Synergy International Optronics, LLC. We believe the purchase of the license agreement may allow us to extend and expand our market potential for the M113APC vehicle type which has the highest number of commonly used armored vehicles in the world. The current estimated active M113 APC worldwide inventory is over 80,000 units. This licensing of this patent allows us to develop additional products for this vehicle type, including the M17 Day/Thermal and M17 Day/Night periscopes. We are actively marketing the new periscopes internationally and completed our first international shipment utilizing this technology in March 2014. We continue to prototype these products and demonstrate them to potential customers.

Competition

The markets for our products are competitive. We compete primarily on the basis of our ability to design and engineer products to meet performance specifications set by our customers. Our customers include military and government end users as well as prime contractors that purchase component parts or subassemblies, which they incorporate into their end products. Product pricing, quality, customer support, experience, reputation and financial stability are also important competitive factors.

There are a limited number of competitors in each of the markets for the various types of products that we design, manufacture and sell. At this time, we consider our primary competitors for the Optex, Richardson site to be Kent Periscopes and Synergy International Optronics, LLC. The Applied Optics Center thin film and laser coatings products compete primarily with Materion-Barr, Artemis and Alluxa.

Our competitors are often well entrenched, particularly in the defense markets. Some of these competitors have substantially greater resources than we do. While we believe that the quality of our technologies and product offerings provides us with a competitive advantage over certain manufacturers, some of our competitors have significantly more financial and other resources than we do to spend on the research and development of their technologies and for funding the construction and operation of commercial scale plants.

We expect our competitors to continue to improve the design and performance of their products. We cannot assure investors that our competitors will not develop enhancements to, or future generations of, competitive products that will offer superior price or performance features, or that new technology or processes will not emerge that render our products less competitive or obsolete. Increased competitive pressure could lead to lower prices for our products, thereby adversely affecting our business, financial condition and results of operations. Also, competitive pressures may force us to implement new technologies at a substantial cost, and we may not be able to successfully develop or expend the financial resources necessary to acquire new technology. We cannot assure you that we will be able to compete successfully in the future.

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Employees

We had 100 full time equivalent employees as of October 1, 2017 which includes small temporary work forces to handle peak loads as needed. To the best of our knowledge, we are compliant with local prevailing wage, contractor licensing and insurance regulations, and has good relations with its employees, who are not currently unionized.

Leases

We are headquartered in Richardson, TX and lease 93,967 combined square feet of facilities including Richardson, Texas and Dallas, Texas. We operate with a single shift, and capacity could be expanded by adding a second shift. Our proprietary processes and methodologies provide barriers to entry for other competing suppliers. In many cases, we are the sole source provider or one of only two providers of a product. We have capabilities which include machining, bonding, painting, tracking, engraving and assembly and can perform both optical and environmental testing in-house.

We renewed the lease on our 49,100 square foot, Richardson, Texas facility, effective as of December 10, 2013, with a lease expiration of March 31, 2021. As of October 1, 2017, the Richardson facility operates with approximately 62 full time equivalent employees in a single shift operation.

Our Applied Optics Center, is located in Dallas, Texas with leased premises consisting of approximately 44,867 square feet of space. We executed a new lease for the Applied Optics Center location, effective as of October 1, 2016, which was countersigned by the landlord on October 21, 2016. The term of the lease expires October 31, 2021. There are two renewal options available to the tenant, and each renewal term is five years in duration. As of October 1, 2017, Applied Optics Center operates with approximately 38 full time equivalent employees in a single shift operation.

MANAGEMENT

Our board of directors directs the management of the business and affairs of our company as provided in our certificate of incorporation, our by-laws and the General Corporation Law of Delaware. Members of our board of directors keep informed about our business through discussions with senior management, by reviewing analyses and reports sent to them, and by participating in board and committee meetings.

Our company is led by Danny Schoening, who has served as COO since 2009 and was appointed CEO in 2013, and became Chairman in 2017.

As of December 5, 2017, our board of directors consists of five directors which includes two independent directors and three non-independent directors as discussed below. One of our directors, Owen Naccarato, resigned on January 15, 2018.

Our board leadership structure is used by other smaller public companies in the United States, and we believe that this leadership structure is effective for us. We believe that our directors provide effective oversight of the risk management function, especially through dialogue between the full board and our management. Our directors serve for a one year term and if there is no election until their successors are elected and duly qualify. We intend to have our majority holders re-elect the Board in fiscal 2018 as a formality.

We do not currently consider diversity in identifying nominees for director. Due to our small size, the priority has been in attracting qualified directors, and issues such as diversity have not yet been considered.

Directors and Executive Officers

The following table sets forth information regarding the members of our board of directors and our executive officers and other significant employees. All of our current officers and directors were appointed on March 30, 2009, the closing date of the reorganization, except as otherwise noted.

The following table sets forth certain information with respect to our directors and executive officers:

Name	Age	Position
David Kittay(3)	54	Director

Billy Bates(2)	54	General Manager, Applied Optics Center, Director
Danny Schoening	53	Chief Executive Officer, Chief Operating Officer, Chairman and Director
Karen L. Hawkins(1)	52	Chief Financial Officer and Director

(1)	Effective November 19, 2014, Karen Hawkins, formerly our Vice President of Finance and Controller, was appointed as our Chief Financial Officer and was appointed as a Director on June 9, 2017.

(2)	Billy Bates was appointed as a Director on June 9, 2017.

(3)	Elected as a director effective as of May 27, 2015 and is an independent director as such term is defined under NASDAQ Listing Rule 5605(b)(2) and Exchange Act Rule 10A-3.

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David Kittay, is an experienced investment banker and asset manager. Mr. Kittay is Senior Vice President of North View Investment Banking Group responsible for facilitating the investment banking activities of the firm including relationship cultivation, mergers and acquisitions, capital formation, financial structuring and solutions. In October 2008 he co-founded Summerline Asset Management, a specialty investment firm, with which he has been involved on a continuous basis since 2008, which works with non-investment grade public and private companies requiring financing ranging from $5 to $100 million. Mr. Kittay holds a Bachelors of Arts from Ithaca College, Ithaca, New York and is a graduate of New York Law School holding his Juris Doctorate degree. Our board of directors has determined that Mr. Kittay is suited to sit on our Board because of his long term experience with the capital markets.

Danny Schoening. Mr. Schoening joined Optex Systems, Inc. (Texas) in January 2008. Upon the acquisition of the assets of Optex Systems, Inc. (Texas) by Optex Systems, Inc. (Delaware), Mr. Schoening became the COO of Optex Systems, Inc. (Delaware) (as of September 28, 2008) and he commenced service with Optex Systems Holdings as its Chief Operating Officer as of the date of the reorganization, March 30, 2009 and was appointed Chief Executive Officer and as a Director in 2013. He has been instrumental in establishing the systems and infrastructure required to continue Optex System’s rapid growth. This activity was rewarded with Optex System’s recent ISO 9001:2000 Certification. From February 2004 to January 2008, Danny was the Vice President of Operations for The Finisar Corporation AOC Division for 4 years where he led a team of up to 200 employees to produce vertical cavity lasers for the data communications industry at production rates of hundreds of thousands of units per week. Prior to Finisar, Danny was the Director of Operations for multiple divisions of Honeywell International. Serving the Automotive, Medical, Aerospace, and Consumer Commercial Markets. During this 17-year period, Danny was recognized with Honeywell’s Lund Award, their highest award for developing employee resources. Danny has a broad experience level in the following technologies: Mechanical Assembly Processes, Micro-Electronic Assembly Processes, Laser Manufacturing, Plastic Molding, Metal Machining, Plating, Thick Film Printing, Surface Mount Technology, Hall Effect Technology and MEMS based Pressure Devices. Danny received a Bachelor’s of Science in Manufacturing Engineering Technology from the University of Nebraska, an MBA from Southern Methodist University, and holds three U.S. patents. The Board of Directors has determined that Mr. Schoening is suited to sit on our Board because of his industry experience and as he is the CEO.

Karen L. Hawkins. On November 19, 2014, Karen Hawkins was appointed as our Chief Financial Officer. Ms. Hawkins had previously served as our Vice President, Finance and Controller, since the date of the reorganization, March 30, 2009 and was the controller of Optex Systems, Inc. (Delaware), effective September 28, 2009. She began her employment with Optex Systems, Inc. (Texas) in April 2007. Ms. Hawkins has over 25 years’ experience in Financial Accounting and Management, primarily focused in the Defense and Transportation Industries. She has a strong background in both Financial & Cost Accounting, with extensive Government Pricing, Financial Analysis, and Internal Auditing experience. Her past history also includes Program Management, Materials Management and Business Development. She brings over 18 years’ direct experience in Government Contracting with a strong knowledge of Cost Accounting Standards Board and Federal Acquisition Regulation. Her previous employment includes General Dynamics — Ordinance and Tactical Division, Garland (formerly known as Intercontinental Manufacturing) for over 13 years from November, 1994 through March, 2007. During her tenure there she served in the roles of Controller (Accounting & IT), Program Manager over a $250M 3-year Army Indefinite Delivery/Indefinite Quantity (Indefinite Delivery/Indefinite Quantity) type contract, as well as Materials Manager with oversight of Purchasing, Production Control & Warehousing functions. Prior to her employment at General Dynamics, Ms. Hawkins served in various finance and accounting positions at Luminator, a Mark IV Industries Co, and Johnson Controls, Battery Division - Garland. Karen received her Bachelor’s Degree in Business Administration in Accounting from Stephen F. Austin State University in Texas in 1986 and became a Certified Public Accountant in 1992.

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Bill Bates. Mr. Bates has thirty-five years experience related to optical component and system manufacturing. He is currently the General Manager of the Applied Optics Center in Dallas, Texas where he oversees the Thin-film Coating and Optical Assembly Operations. He has held various positions throughout his thirty-five years experience within Litton Industries, Northrop Grumman Corporation, and L-3 Communications. He previously served as Vice President and General Manager within the Warrior Systems Division of L-3 Communications. Mr. Bates received a Bachelor of Science of Business Administration from DeVry University and an MBA from the University of Texas at Dallas.

Family Relationships

There are no family relationships among the officers and directors.

Presiding Director

Our Chairman, Danny Schoening, is the presiding director at meetings. In the event that the Chairman is unavailable to serve at a particular meeting, responsibility for the presiding director function will rotate among the directors in attendance.

Corporate Governance

Our board of directors believes that sound governance practices and policies provide an important framework to assist them in fulfilling their duty to stockholders. Our board of directors actively supports management’s adoption and implementation of many “best practices” in the area of corporate governance, including annual review of internal control changes, compensation practices, executive management and auditor retention. In 2017 and 2016, all directors attended a minimum of 75% of the meetings of the board of directors.

Code of Ethics

Our board of directors has adopted a Code of Ethics which has been distributed to all directors, and executive officers, and will be distributed to employees and will be given to new employees at the time of hire. The Financial Code of Ethics contains a number of provisions that apply principally to our Principal Executive Officer, Principal Financial Officer and other key accounting and financial personnel. A copy of our Code of Business Conduct and Ethics can be found under the “Investor Relations” section of our website (www.optexsys.com) under the section for corporate governance. We also intend to disclose any amendments or waivers of our Code on our website.

Board Meetings

We are incorporated under the laws of the State of Delaware. The interests of our stockholders are represented by the board of directors, which oversees our business and management.

The board of directors meets regularly during the year and holds special meetings and acts by unanimous written consent whenever circumstances require. The board held three meetings (including special meetings) and took action by unanimous written consent seven times during our fiscal year ended October 1, 2017.

Board Committees

Mr. Kittay serves as the sole member of our Audit Committee and Compensation Committee.

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Board nominations

Stockholders wishing to bring a nomination for a director candidate before a stockholders meeting must give written notice to our Corporate Secretary, either by personal delivery or by United States mail, postage prepaid. The stockholder’s notice must be received by the Corporate Secretary not later than (a) with respect to an Annual Meeting of Stockholders, 90 days prior to the anniversary date of the immediately preceding annual meeting, and (b) with respect to a special meeting of stockholders for the election of directors, the close of business on the tenth day following the date on which notice of the meeting is first given to stockholders. The stockholder’s notice must set forth all information relating to each person whom the stockholder proposes to nominate that is required to be disclosed under applicable rules and regulations of the SEC, including the written consent of the person proposed to be nominated to being named in the proxy statement as a nominee and to serving as a director if elected. The stockholder’s notice must also set forth as to the stockholder making the nomination (i) the name and address of the stockholder, (ii) the number of shares held by the stockholder, (iii) a representation that the stockholder is a holder of record of stock of the Optex Systems Holdings, entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person named in the notice, and (iv) a description of all arrangements or understandings between the stockholder and each nominee.

Stockholder Communications with the Board of Directors

Stockholders may communicate directly with the board of directors or any board member by writing to them at Optex Systems Holdings, Inc., 1420 Presidential Drive, Richardson, TX 75081. The outside of the envelope should prominently indicate that the correspondence is intended for the board of directors or for a specific director. The secretary will forward all such written communications to the director to whom it is addressed or, if no director is specified, to the entire board of directors.

Director Attendance at Annual Meetings of Stockholders

Directors are encouraged to attend annual meetings, although such attendance is not required.

Board Independence

Our board of directors has determined that one of our directors would meet the independence requirements of the Nasdaq Capital Market, if such standards applied to the Company. In reaching its conclusions, the board of directors considered all relevant facts and circumstances with respect to any direct or indirect relationships between the Company and each of the directors, including those discussed under the caption “Certain Relationships and Related Transactions” below. Our board of directors determined that any relationships that exist or existed in the past between the Company and the independent director was immaterial on the basis of the information set forth in the above-referenced sections.

Director Compensation

See table below under “Executive Compensation — Director Compensation.”

Executive Compensation

The board of directors administers our option compensation plan. Our Principal Executive Officer and other members of management regularly discuss our compensation issues with the Board of Directors.

Summary Compensation Table

The following table sets forth, for the years indicated, all compensation paid, distributed or accrued for services, including salary and bonus amounts, rendered in all capacities by our principal executive officer, principal financial officer and all other executive officers who received or are entitled to receive remuneration in excess of $100,000 during the stated periods. These officers are referred to herein as the “named executive officers.” Except as provided below, none of our executive officers received annual compensation in excess of $100,000 during the last two fiscal years.

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Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (1)	All Other Compensation ($)	Total ($)
Stanley A. Hirschman,	2017	$—	$—	$—	$9,971	$—	$9,971
President (resigned)	2016	33,231	—	—	11,729	—	44,960
	2015	61,084	—	—	14,971	—	76,055

Danny Schoening,	2017	$256,416	$48,856	$93,000	$19,943	$—	$418,215
CEO & Board Chairman	2016	254,066	14,872	69,750	23,457	—	362,145
	2015	213,754	—	—	29,941	—	243,695

Karen Hawkins	2017	$184,124	$35,699	$31,000	$9,971	$—	$260,794
CFO & Board Director	2016	182,755	7,500	23,250	11,729	—	225,234
	2015	162,571	—	—	14,971	—	177,542

Bill Bates	2017	$135,631	$6,681	$8,696	$—	$—	$151,008
AOC GM & Board Director

(1)	The amounts in the “Option awards” column reflect the dollar amounts recognized as the executive portion of compensation expense for financial statement reporting purposes for each named executive officer during fiscal 2014 through fiscal 2016, as required by FASB ASC 718, disregarding any estimates for forfeitures relating to service-based vesting conditions. For the assumptions relating to these valuations, see note 10 to our fiscal 2014 audited financial statements.
(2)	On June 15, 2016, the Company issued 150,000 RSUs to its Chief Executive Officer, Danny Schoening, and 50,000 RSUs to its Chief Financial Officer, Karen Hawkins. The RSUs issued to Mr. Schoening and Ms. Hawkins vest as follows: 34% on January 1, 2017, 33% on January 1, 2018 and 33% on January 1, 2019. The total market value of the restricted stock units based on the shares price of $1.85 as of June 15, 2016 is $372 thousand. On June 15, 2017, the Company issued 50,000 RSUs to its General Manager (Applied Optical Products). The RSUs issued to Mr. Bates vest as follows: 34% on January 1, 2018, 33% on January 1, 2019 and 33% on January 1, 2020. The total market value of the restricted stock units granted to Mr. Bates based on the shares price of $0.95 as of June 15, 2017 is $47.5 thousand. The cost of the shares is amortized on a straight line basis across the vesting periods. The amounts in the “Stock awards” column reflect the dollar amounts recognized as the executive portion of compensation expense for financial statement reporting purposes for each named executive officer during the fiscal years, as required by FASB ASC 718 (prior authoritative literature SFAS 123(R), disregarding any estimates for forfeitures relating to service-based vesting conditions. .

Option Grants in Last Fiscal Year

On December 19, 2013, our Board of Directors authorized an amendment to our Stock Option Plan to increase the number of issuable shares from 50,000 to 75,000 and authorized the grant of 20,000 options to three board members and a grant of 5,000 to an officer. The options are exercise prices of $10 per share with each grant to vest 25% per year over four years for each year with which the grantee is still employed by or serving as a director of us, Inc. (with all unvested options automatically expiring on the date of termination of employment by or service as a director of us, Inc.) and all unvested options immediately vesting upon a change of control due to a merger or acquisition of us. There were no other plan based awards made to our named executive officers during the fiscal year ended October 1, 2017 or for the fiscal year ended October 2, 2016.

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Employment Agreements - Danny Schoening

We entered into an employment agreement with Danny Schoening dated December 1, 2008. The term of the agreement commenced as of December 1, 2008 and the current term has automatically renewed through December 1, 2018. The term of the agreement shall be automatically extended for successive 18 month periods, unless we shall provide a written notice of termination at least ninety (90) days, or Mr. Schoening shall provide a written notice of termination at least 90 days, prior to the end of the initial term or any extended term, as applicable. During the first eighteen months of the term of the agreement, we paid to Schoening a base salary at the annual rate of $190,000, and his base salary for the first renewal term has continued at the same rate. On December 9, 2011, the Board of Directors authorized a six percent increase in Schoening’s base salary effective January 1, 2012. On December 19, 2013, the Board of Directors of us authorized a five percent increase in Schoening’s base salary effective January 1, 2014. Schoening was paid a one-time bonus of $10,000 at the commencement of the employment agreement in December 2008 and was granted 1,415 options to purchase common stock at an exercise price of $150 per share at the time of the closing of the reorganization.

On each subsequent renewal date of the commencement of employment, Schoening’s base salary shall be reviewed by the Board and may be increased to such rate as the Board, in its sole discretion, may hereafter from time to time determine. During the term of the agreement, Schoening shall be entitled to receive bonuses of up to 30% of his base salary per year at the discretion of our Board of Directors pursuant to performance objectives to be determined by the Board of Directors. Any bonuses shall be payable in cash and shall be paid within ninety (90) days of any year anniversary of the date of the agreement. Upon closing of the reorganization, we granted Schoening stock options equal to 1% of the issued and outstanding shares immediately after giving effect to the reorganization, with 34% of the options having vested on March 30, 2010, and 33% of the options having vested on March 31, 2011 and 33% of the options having vested on March 31, 2012.

The employment agreement events of termination consist of: (i) death of Mr. Schoening; (ii) termination by us for cause (including conviction of a felony, commission of fraudulent acts, willful misconduct by Mr. Schoening, continued failure to perform duties after written notice, violation of securities laws and breach of the employment agreement), (iii) termination without cause by us and (iv) termination by Mr. Schoening for good reason (including breach by us of its obligations under the agreement, the requirement for Mr. Schoening to move more than 100 miles away for his employment without consent, and merger or consolidation that results in more than 66% of the combined voting power of the then outstanding securities of us or our successor changing ownership or a sale of all or substantially all of our assets, without the surviving entity assuming the obligations under the agreement). For a termination by us for cause or upon death of Mr. Schoening, Mr. Schoening shall be paid salary and bonus earned through the date of termination. For a termination by us without cause or by Mr. Schoening with good reason, Mr. Schoening shall also be paid six months’ base salary in effect and all granted stock options shall remain exercisable for a period of two years after such termination, with all unvested stock options immediately vesting. The agreement contains a standard non-solicitation and non-compete agreement that extends for one year subsequent to termination thereof.

●	On January 21, 2016, our Board of Directors Compensation Committee held a meeting and approved a base salary increase of 10% for Danny Schoening, CEO.

●	On November 4, 2016, our Board of Directors Compensation Committee held a meeting and approved a bonus payment of $48.9 thousand awarded to Danny Schoening for 2016 performance.

●	On March 31, 2017, our Board of Directors Compensation Committee held a meeting and approved a base salary increase of 4% for Danny Schoening, CEO.

●	On June 9, 2017, through Unanimous Written Consent, our Board of Directors approved an amendment to Danny Schoening’s employment agreement to increase his annual bonus from a maximum of 30% to 60% of his base salary.

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Karen Hawkins

On August 4, 2016, our Board of Directors approved an employment agreement for Karen Hawkins, Chief Financial Officer, dated as of August 1, 2016. This agreement has the following salient terms:

●	The term of the agreement commenced on August 1, 2016 and expires on January 31, 2018 and automatically renews for subsequent 18 month periods unless Ms. Hawkins or we give notice of termination at least 90 days before the end of the term then in effect.

●	The base salary thereunder is $178,496, and Ms. Hawkins is entitled to annual bonuses of up to 30% of her base salary as approved by the Board.

●	Ms. Hawkins is entitled to 15 days’ vacation and all other benefits accorded to our other senior executives.

●	The employment agreement events of termination consist of: (i) death of Ms. Hawkins; (ii) termination by us for cause (including conviction of a felony, commission of fraudulent acts, willful misconduct by Ms. Hawkins, continued failure to perform duties after written notice, violation of securities laws and breach of the employment agreement), (iii) termination without cause by us and (iv) termination by Ms. Hawkins for good reason (including breach by us of its obligations under the agreement, the requirement for Ms. Hawkins to move more than 100 miles away for her employment without consent, and merger or consolidation that results in more than 66% of the combined voting power of the then outstanding securities of us or our successor changing ownership or a sale of all or substantially all of our assets, without the surviving entity assuming the obligations under the agreement). For a termination by us for cause or upon death of Ms. Hawkins, Ms. Hawkins shall be paid salary and bonus earned through the date of termination. For a termination by us without cause or by Ms. Hawkins with good reason, Ms. Hawkins shall also be paid six months’ base salary in effect and all granted stock options shall remain exercisable for a period of two years after such termination, with all unvested stock options immediately vesting. The agreement contains a standard non-solicitation and non-compete agreement that extends for one year subsequent to termination thereof.

●	On January 21, 2016, our Board of Directors Compensation Committee held a meeting and approved a bonus payment of $7.5 thousand awarded to Karen Hawkins for 2015 performance.

●	On November 4, 2016, our Board of Directors Compensation Committee held a meeting and approved a bonus payment of $35.7 thousand awarded to Karen Hawkins for 2016 performance.

●	On March 31, 2017, our Board of Directors Compensation Committee held a meeting and approved a base salary increase of 4% for Karen Hawkins, CFO.

We do not have any other employment agreements with our executive officers and directors.

Equity Compensation Plan Information

We currently have an option compensation plan covering the issuance of both incentive and nonstatutory options, determined at the time of grant, for the purchase of up to 75,000 shares, which was increased from 50,000 shares on December 19, 2013. The purpose of the Plan is to assist us in attracting and retaining highly competent employees and to act as an incentive in motivating selected officers and other employees of us and our subsidiaries, and directors and consultants of us and our subsidiaries, to achieve long-term corporate objectives. On December 19, 2013, the Board of Directors authorized the grant of 20,000 options to three board members and a grant of 5,000 to an officer. There are 75,000, shares of common stock reserved for issuance under this Plan. As of October 1, 2017, we had issued 71,070 share options under this Plan of which 6,060 shares had forfeited and 65,010 shares had vested, and 5,000 shares had been exercised as of October 1, 2017.

The outstanding options include 56,260 options that are currently vested and exercisable as of October 1, 2017, and 3,750 options vested on December 18, 2017. The vested options represent potential future cash proceeds to our company of $600,100. There are no additional options that will become vested and exercisable within 60 days. The following table provides summary information on our outstanding options as of December 18, 2017.

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	Vested Option Grants			Unvested Option Grants
	Shares	Price	Proceeds	Shares	Price	Proceeds
FY2012 Employee & officer plan options	10,010	10.00	100,100	—	10.00	$—
FY2012 Directors plan options	25,000	10.00	250,000	—	10.00	—
FY2014 Directors plan options	25,000	10.00	250,000	—	10.00	—
Non-plan options to consultants and employees	—	—	—	—	—	—
Total	60,010	$10.00	$600,100	—	$10.00	$—

The holders of options are not required to exercise their rights at any time and we are unable to predict the amount and timing of any future option exercises. We reserve the right to temporarily reduce the exercise prices of our options from time to time in order to encourage the early exercise of the options.

Outstanding Director and Officer Equity Awards as of December 18, 2017

	Option Awards
	Number of shares underlying unexercised options
	Non-Plan		Equity Incentive Plan Awards
Name	Number Exercisable	Number Unexercisable	Total Granted	Exercise Price	Expiration Date	Footnotes
Danny Schoening	10,000	—	10,000	10.00	12/8/2018	(1)
	10,000	—	10,000	10.00	12/18/2020	(2)

Karen Hawkins	5,000	—	5,000	10.00	12/8/2018	(1)
	5,000	—	5,000	10.00	12/18/2020	(2)

Stan Hirschman	5,000	—	5,000	10.00	12/8/2018	(1)
	5,000	—	5,000	10.00	12/18/2020	(2	)(3)

Merrick Okamato	5,000	—	5,000	10.00	12/8/2018	(1)
	5,000	—	5,000	10.00	12/18/2020	(2	)(3)

(1)	Options granted on December 9, 2011 pursuant to employee stock option compensation plan. Shares vest over 4 years at a rate of 25% per year each respective anniversary date subsequent to 2011 and expire after seven years. As of December 9, 2015 100% of the options had vested and become exercisable.
(2)	Options granted on December 19, 2013 pursuant to employee stock option compensation plan. Shares vest over 4 years at a rate of 25% per year each respective anniversary date subsequent to 2013 and expire after seven years. As of October 1, 2017 75% of the options had vested and an additional 25%, 3,750 of the total granted options had vested and become exercisable on December 18, 2017.
(3)	Merrick Okamato resigned as an officer on November 19, 2014, upon resignation, the board approved vesting of 100% of his outstanding unvested options. Stan Hirschman resigned as a director effective on November 4, 2015, On December 8, 2015, the board of directors approved vesting of 100% of his outstanding unvested options effective on his resignation.

Restricted Stock Units issued to Officers and Employees

On June 14, 2016, the Compensation Committee (“Committee”) of the Board of Directors of Optex Systems Holdings, Inc. approved the Company’s 2016 Restricted Stock Unit Plan (the “Plan”). The Plan provides for the issuance of stock units (“RSU”) for up to 1,000,000 shares of the Company’s common stock to Optex Systems Holdings officers and employees. Each RSU constitutes a right to receive one share of the Company’s common stock, subject to vesting, which unless otherwise stated in an RSU agreement, shall vest in equal amounts on the first, second and third anniversary of the grant date. Shares of the Company’s common stock underlying the number of vested RSUs will be delivered as soon as practicable after vesting. During the period between grant and vesting, the RSUs may not be transferred, and the grantee has no rights as a shareholder until vesting has occurred. If the grantee’s employment is terminated for any reason (other than following a change in control of the Company or a termination of an officer other than for cause), then any unvested RSUs under the award will automatically terminate and be forfeited. If an officer grantee’s employment is terminated by the Company without cause or by the grantee for good reason, then, provided that the RSUs have not been previously forfeited, the remaining unvested portion of the RSUs will immediately vest as of the officer grantee’s termination date. In the event of a change in control, the Company’s obligations regarding outstanding RSUs shall, on such terms as may be approved by the Committee prior to such event, immediately vest, be assumed by the surviving or continuing company or cancelled in exchange for property (including cash).

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On June 15, 2016, the Company issued 150,000 RSUs to its Chief Executive Officer, Danny Schoening, and 50,000 RSUs to its Chief Financial Officer, Karen Hawkins. The RSUs issued to Mr. Schoening and Ms. Hawkins vest as follows: 34% on January 1, 2017, 33% on January 1, 2018 and 33% on January 1, 2019. The total market value of the restricted stock units based on the shares price of $1.85 as of June 15, 2016 is $372 thousand. The cost of the shares is amortized on a straight line basis across the vesting periods.

On January 5, 2017, Optex Systems Holdings issued 45,799 common shares related to the vesting of the 68,000 restricted stock units on January 1, 2017. The shares issued were net of 22,201 common shares withheld for employee federal income tax requirements.

On June 15, 2017, the Company issued 50,000 RSUs to its Applied Optics Center General Manager and new board member, Bill Bates. Pursuant to the RSU agreements the RSUs issued to Mr. Bates will vest as follows: 34% on January 1, 2018, 33% on January 1, 2019 and 33% on January 1, 2020. The total market value of the restricted stock units based on the shares price of $0.95 as of June 15, 2016 is $47.5 thousand. The cost of the shares is amortized on a straight line basis across the vesting periods.

As of October 2, 2017 there are 182,000 outstanding unvested restricted stock units remaining to vest.

Consulting and Vendor Equity Compensation

On April 29, 2016, Optex Systems Holdings, Inc. issued 40,000 common “restricted” shares at a market price of $2.35 per share ($94,000) in support of the IRTH Communications agreement. The cost of the shares is amortized on a straight line basis through April 2017. There were no other equity instruments issued to consultants and vendors during the twelve months ended October 1, 2017. During the twelve months ending October 1, 2017 and October 2, 2016, $47 thousand was expensed to stock compensation, and there is zero unamortized stock option compensation related to these shares.

Nonqualified deferred compensation

We had no non-qualified deferred compensation plans during year ended October 1, 2017.

Post-Termination Compensation

We have not entered into change in control agreements with any of our named executive officers or other members of the executive management team other than the provision with respect to Mr. Schoening and Ms. Hawkins described above. No awards of equity incentives under our 2009 Stock Option Plan provide for immediate vesting upon a change in control. However, our Board of Directors has the full and exclusive power to interpret the plans, including the power to accelerate the vesting of outstanding, unvested awards. A “change in control” is generally defined as (1) the acquisition by any person of 66% or more of the combined voting power of our outstanding securities or (2) the occurrence of a transaction requiring stockholder approval and involving the sale of all or substantially all of our assets or the merger of us with or into another corporation.

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Director Compensation

The following table provides information regarding compensation paid to directors for services rendered during the year ended October 1, 2017.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Chuck Trego (2)	12,000	—		—	—	—	12,000
David Kittay(2)	16,500	—		—	—	—	16,500
Owen Naccarato(2)	12,000	—		—	—	—	12,000
Peter Benz (3)	110,000	—		—	—	—	110,000
Danny Schoening(3)	—	—		—	—	—	—
Karen Hawkins(3)	—	—		—	—	—	—
Bill Bates(3)	—	—		—	—	—	—

(1)	The amounts in the “Option awards” column reflect the dollar amounts recognized as the director fee portion of compensation expense for financial statement reporting purposes for each named director executive officer during fiscal 2015, as required by FASB ASC 718, disregarding any estimates for forfeitures relating to service-based vesting conditions. Danny Schoening, Karen Hawkins and Bill Bates option awards have been separately reported as Executive Compensation on the summary compensation table.
(2)	Director and meeting fees paid quarterly from October 2016 through September 2017. Each independent director receives $1,000 for each month served from October 2017 through May 2017 and $1,500 for each month from July 2017 through September 2017, paid quarterly, and $500 for each meeting attended. From October through September 2016, there were three board meetings, four audit committee meetings, and two compensation committee meeting held. Chuck Trego resigned as a director as of May 31, 2017.
(3)	Peter Benz is served as a non-independent director and received $10,000 for his services for each month served. Peter Benz resigned as a director effective June 9, 2017, pursuant to a separation agreement, he serves as a board advisor and will receive $10,000 for services until December 31, 2017. Danny Schoening, Karen Hawkins and Bill Bates are serving as a non-independent director and as such received no board fees in 2017.

The members of our board of directors are actively involved in various aspects of our business ranging from relatively narrow board oversight functions to providing hands-on guidance to our executives and scientific staff with respect to matters within their personal experience and expertise. We believe that the active involvement of all directors in our principal business and policy decisions increases our board of directors’ understanding of our needs and improves the overall quality of our management decisions.

With the exception of Danny Schoening, Karen Hawkins and Bill Bates, our directors are compensated separately for service as independent members of our board of directors.

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Certain Relationships and Related Transactions, and Director Independence

On December 19, 2017, we had 8,590,101 shares of common stock, 78 shares of Series C preferred shares (convertible into 325,000 shares of common stock), 4,125,200 warrants, 182,000 granted and unvested restricted stock units and 60,010 vested and exercisable stock options. The following table sets forth certain information with respect to the beneficial ownership of our securities as of December 18, 2017, for (i) each of our directors and executive officers; (ii) all of our directors and executive officers as a group (not noting our four new directors who have not yet been issued any stock or options which have vested); and (iii) each person who we know beneficially owns more than 5% of our common stock.

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Beneficial ownership data in the table has been calculated based on Commission rules that require us to identify all securities that are exercisable or convertible into shares of our common stock within 60 days of July 19, 2017 and treat the underlying stock as outstanding for the purpose of computing the percentage of ownership of the holder.

Except as indicated by the footnotes following the table, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all capital stock held by that person. The address of each named executive officer and director, unless indicated otherwise by footnote, is c/o our corporate headquarters.

Except as otherwise set forth below, the address of each of the persons listed below is our address.

Title of Class	Name of Beneficial Owner	Number of Shares	Percentage of Outstanding Shares

5% Holders	Longview Fund L.P. (1)	2,800,132	31.1%
	Alpha Capital (2)	734,959	8.3%
	Gate City Capital (3)	410,410	4.6%

Directors and Officers:	Danny Schoening (4)	744,287	8.2%
	Karen Hawkins (5)	192,563	2.1%

Directors and officers as a group (3 Individuals) (6)		948,300	10.5%

1	Viking Asset Management, the authorized agent of the Longview Fund, L.P. (“Longview”), has discretionary authority to vote and dispose of the shares held by Longview and may be deemed to be the beneficial owner of these shares. Merrick Okamoto, in his capacity as Manager of Viking Asset Management, may also be deemed to have investment discretion and voting power over the shares held by Longview. Mr. Okamoto disclaims any such beneficial ownership of the shares. Viking Asset Management.is not affiliated with any FINRA members. This selling stockholder acquired the securities in the ordinary course of business, and at the time of the purchase of the securities to be resold, the seller had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

2	Represents shares held by Alpha Capital Anstalt, which is located at Pradafant 7, 9490 Furstentums, Vaduz, Lichtenstein. Includes common shares held of 409,959, and 78 shares of Series C preferred stock convertible into 325,000 common shares.

3	Represents 410,410 common shares reported as held by Gate City Capital Management LLC, 70 West Madison Street, Suite 1400 Chicago, IL 60602 on SEC schedule 13G (filed on May 1, 2017).

4	Includes common shares held of 674,349, restricted stock units of 33,338 expected to vest on January 1, 2018 and settle net of taxes withheld on January 3, 2018 and options to purchase 20,000 shares of our common stock which have vested and are currently exercisable, and 8,300 warrants.

5	Represents common shares held of 171,450, restricted stock units of 11,113 expected to vest on January 1, 2018 and settle net of taxes withheld on January 3, 2018 and options to purchase 10,000 shares of our common stock which have vested and are currently exercisable.

6	Represents common shares, options, and warrants held by Danny Schoening, Karen Hawkins, and Bill Bates. Bill Bates has 11,450 restricted stock units expected to vest on January 1, 2018 and settle net of taxes withheld on January 3, 2018

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Item 13  Certain Relationships and Related Transactions, and Director Independence

Relationship between Optex Systems, Inc. (Texas), Irvine Sensors Corporation and Longview and Alpha

Longview and Alpha were owed certain debt by Irvine Sensors Corporation including debt evidenced by (i) a December 29, 2006 Term Loan and Security Agreement executed by Irvine Sensors Corporation and Longview and Alpha, and (ii) a series of secured promissory notes purchased by them and issued to them on December 29, 2006, July 19, 2007 and November 28, 2007. As of August 24, 2008, the total amount due under all of the described notes was approximately $18.4 million. Optex Systems, Inc. (Texas), which was and is a wholly owned subsidiary of Irvine Sensors Corporation, was a guarantor of all of those notes, and pursuant to related security agreements Longview and Alpha had a validly perfected, fully enforceable security interest in all personal property of Optex Systems, Inc. (Texas). On September 19, 2008, pursuant to an Assignment and Stock/Note Issuance Agreement, Alpha and Longview transferred and assigned to Optex Systems, Inc. (Delaware) which assumed, $15 million of their respective interests and rights in the aforesaid notes and obligations to Optex Systems, Inc. (Delaware) in exchange for $9 million of equity and $6 million of debt.

Acquisition of Assets of Optex Systems, Inc. (Texas) by Optex Systems, Inc. (Delaware) on October 14, 2008

On October 14, 2008, in a purchase transaction that was consummated via public auction, Optex Systems, Inc. (Delaware) purchased all of the assets of Optex Systems, Inc. (Texas) in exchange for $15 million of Irvine Sensors Corporation debt owned by it and the assumption of approximately $3.8 million of certain Optex Systems, Inc. (Texas) liabilities. The $15 million of Irvine Sensors Corporation debt was contributed by Longview and Alpha to Optex Systems, Inc. (Delaware) in exchange for a $6 million note payable from Optex Systems, Inc. (Delaware) and a $9 million equity interest in Optex Systems, Inc. (Delaware). Longview and Alpha owned Optex Systems, Inc. (Delaware) until February 20, 2009, when Longview sold 100% of its interests in Optex Systems, Inc. (Delaware) to Sileas, as discussed below. In referring to these transactions, Optex Systems, Inc. (Delaware) is considered to be the successor entity to Optex Systems, Inc. (Texas), the predecessor entity.

Secured Promissory Notes and Common Shares Issued in connection with Purchase by Optex Systems, Inc. (Delaware)

In connection with the public sale of the Optex Systems, Inc. (Texas) assets to Optex Systems, Inc. (Delaware), Optex Systems, Inc. (Delaware) delivered to each of Longview and Alpha a Secured Promissory Note due September 19, 2011 in the principal amounts of $5,409,762 and $540,976, respectively. Each Note bears simple interest at the rate of 6% per annum, and the interest rate upon an event of default increases to 8% per annum. After 180 days from the issue date, the principal amount of the Notes and accrued and unpaid interest thereon may be converted into Optex Systems, Inc. (Delaware) common stock at a conversion price of $1.80 per share (pre-split and pre-reorganization price). The Notes may be redeemed prior to maturity at a price of 120% of the then outstanding principal amount plus all accrued and unpaid interest thereon. The obligations of Optex Systems, Inc. (Delaware) under the Notes are secured by a lien against all of the assets of Optex Systems, Inc. (Delaware) in favor of Longview and Alpha. In addition, Optex Systems, Inc. (Delaware) issued common stock to each of Longview and Alpha in the quantities of 45,081,350 and 4,918,650, respectively (pre reverse split numbers as historical). On October 30, 2008, Alpha sold its Optex Systems, Inc. (Delaware) common stock to Arland Holding, Ltd. On February 20, 2009, Longview sold its Note to Sileas (see below).

Acquisition by Sileas of Longview’s Interests in Optex Systems, Inc. (Delaware) on February 20, 2009

On February 20, 2009, Sileas purchased 100% of the equity and debt interest held by Longview, representing 90% of Optex Systems, Inc. (Delaware), in a private transaction. The primary reason for the acquisition was to eliminate shareholder control of us by Longview and to limit any perception of control over the day-to-day operations of us, whether or not such control actually existed. While Longview makes investments in a variety of companies, it strives to invest passively and leave the day-to-day operations of the companies in its investment portfolio to the management teams of those companies. In addition, the acquisition allowed Optex Systems Holdings to avoid potential conflicts of interest or other related business issues that might have adversely affected our operations as a result of Longview’s investments in other companies.

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The purchase price for the acquisition was $13,524,405. Sileas issued a purchase money note to Longview for the full amount of the purchase price in exchange for 45,081,350 (pre-split as historical) shares of common stock of us (representing 90% of the outstanding shares) and transfer to Sileas of a note dated December 2, 2008, issued by us to Longview in the principal amount of $5,409,762. No contingent consideration is due the seller in the transaction. The obligations of Sileas under the Note are secured by a security interest in our common and preferred stock owned by Sileas that was granted to Longview pursuant to a Stock Pledge Agreement delivered by Sileas to Longview and also by a lien on all of the assets of Sileas. On March 27, 2009, Sileas and Alpha (which owned the balance of the $6,000,000 of the notes) exchanged the $6,000,000 aggregate principal number of notes, plus accrued and unpaid interest thereon, for 1,027 shares of Optex Systems, Inc. (Delaware) Series A preferred stock.

Sileas has no operations or business activities other than holding the stock and notes described above and has no revenues, and it holds no assets other than the stock and notes described above. The management of Sileas believes that the value of its common stock and preferred stock holdings in Optex Systems Holdings will increase over time. Sileas plans to repay Longview, no later than the maturity date, through some combination of a recapitalization of Sileas equity and debt and partial or full liquidation of its interests in Optex Systems Holdings. Sileas will be limited by the extent of our stock price and limitations on ability to resell the stock it owns in Optex Systems Holdings.

Secured Promissory Note Due February 20, 2016/Longview Fund, LP

As a result of the transaction described above between Sileas and Longview on February 20, 2009, Sileas, the new majority owner of Optex Systems, Inc. (Delaware), executed and delivered to Longview, a Secured Promissory Note due February 20, 2012 in the principal amount of $13,524,405. The Note bears simple interest at the rate of 4% per annum, and the interest rate upon an event of default increases to 10% per annum. In the event that a Major Transaction occurs prior to the maturity date resulting in the Borrower receiving Net Consideration with a fair market value in excess of the principal and interest due under the terms of this Secured Note, then in addition to paying the principal and interest due, Sileas shall also pay an amount equal to 90% of the consideration. “Major Transaction” refers to a transaction whereby Optex Systems, Inc. (Delaware) would consolidate or merge into or sell or convey all or substantially all of its assets to a third party entity for more than nominal consideration, and “Net Consideration” refers to the fair market value of the consideration received in connection with a Major Transaction less all outstanding liabilities of Optex Systems, Inc. (Delaware).

On November 22, 2011 Sileas Corp and Longview Fund, LP entered into an amendment to the Secured Promissory Note that extended the maturity date for an additional two-year period ending on February 20, 2014. In exchange for the extension, Sileas Corp agreed to pay Longview Fund an extension fee equal to 2% of the principal amount of this Secured Note. As a result of the agreement, the principal amount of the Note was increased $270 thousand to $13.8 million as of November 22, 2011.

On November 27, 2013 Sileas Corp. and the Longview Fund, LP entered into an amendment to the Secured Promissory Note that extended the maturity date for an additional two-year period ending on February 20, 2016. In exchange for the extension, Sileas Corp. agreed to pay the Longview Fund an extension fee equal to 2% of the principal amount of this Secured Note. As a result of the amendment, the principal amount of the Note was increased by $275 thousand to $14.1 million as of November 27, 2013, 2013.

On June 5, 2015, Sileas Corp. amended its Secured Note, with Longview Fund, L.P., as lender, as follows:

●	The principal amount was increased to $18,022,329 to reflect the original principal amount plus all accrued and unpaid interest to date, and the Secured Note ceased to bear interest as of that date;

●	The maturity date of the note was extended to May 29, 2021; and

●	A conversion feature was added to the Secured Note by which the principal amount of the Secured Note can be converted into our Series A preferred stock, which is owned by Sileas, at the stated value of our Series A preferred stock.

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On August 4, 2016, Longview Fund, L.P. converted $250 thousand of the note principal for 100,000 shares of Optex Systems Holdings common stock pursuant to the note conversion terms. The Sileas note balance to the Longview Fund, LP as of October 1, 2017 is $17.8 million.

On October 31, 2016, Longview Fund, L.P. converted $2.7 million of the Sileas note principal in exchange for 800,000 shares of Optex Systems Holdings common stock. The Sileas note balance to the Longview Fund, LP as of December 7, 2016 is $15.1 million.

On May 1, 2017, The Longview Fund, L.P. converted $0.8 million of the Sileas Corp.(a related party) note principal in exchange for 700,000 shares of Optex Systems Holdings common stock. The Sileas Corp. note balance to The Longview Fund, L.P. as of May 1, 2017, after conversion, is $14.2 million.

On June 9, 2017, Sileas Corp. (“Sileas”), a related party to the Company, entered into a transaction with The Longview Fund, L.P.(“Longview”) to settle its February 20, 2009 note with Longview in the original principal amount of $13,524,405 (the “Note”). The parties agreed to a conversion by Longview of $3,358,538 of the amount due under the Note into 2,798,782 shares of Company common stock owned by Sileas and previously pledged to Longview as security with respect to the Note. Simultaneously therewith, Sileas made a $250,000 cash payment to Longview, and Longview agreed to satisfy $10,571,791 of the amount due under the Note. The remaining amount due under the Note is $64,000 which shall be paid in cash by Sileas to Longview on a quarterly basis, upon the payment of quarterly dividends by the Company, over the next four calendar quarters commencing on or about June 30, 2017. In order to effect the above, Longview also released the pledge on all Company shares owned by Sileas and previously pledged to Longview. The Sileas Corp. note balance to The Longview Fund, L.P. as of October 1, 2017 is $48 thousand.

Alpha Capital Anstalt Stock Purchase and Preferred Shares Conversions

On February 22, 2012, Alpha Capital Anstalt bought 5,000 shares of our restricted common stock at a purchase price of $10.00 per share for a total purchase price of $50,000. As of August 26, 2016 Alpha Capital Anstalt had converted a total 34.6 Series A preferred shares at a stated value of $6,860 into 42,500 shares of its Common Stock for a total converted value of $237,497. The Common Stock was purchased or converted by Alpha in private transactions exempt from registration under Section 4(2) of the Securities Act of 1934 and is restricted from resale and the stock certificate issued bears the appropriate restrictive legend. On August 26, 2016 Alpha Capital Anstalt redeemed 66.4 Series A preferred shares for $455,397. There were no remaining Series A preferred shares after the August 26, 2016 conversion.

Reorganization/Share Exchange

On March 30, 2009, a reorganization occurred whereby the then existing shareholders of Optex Systems, Inc. (Delaware) exchanged their shares of common stock with the shares of common stock of us as follows: (i) the outstanding 85,000,000 shares of Optex Systems, Inc. (Delaware) common stock were exchanged by Optex Systems Holdings for 113,333,282 shares (pre-split as historical) of us common stock, (ii) the outstanding 1,027 shares of Optex Systems, Inc. (Delaware) Series A preferred stock were exchanged by Optex Systems Holdings for 1,027 shares of our Series A preferred stock and (iii) the 8,131,667 shares (pre-split as historical) of Optex Systems, Inc. (Delaware) common stock purchased in the private placement, which also occurred on March 30, 2009, were exchanged by Optex Systems Holdings for 8,131,667 shares of the Company’s common stock. The per share price in the private placement was $0.15 per share of common stock, and the closing date was March 30, 2009. Optex Systems, Inc. (Delaware) remains a wholly-owned subsidiary of us.

At the time of the reorganization (all numbers are pre-split due to historical context), 25,000,000 shares owned by Andrey Oks, the former CEO, were cancelled. Immediately prior to the closing, 17,449,991 shares of our common stock were outstanding. The 17,449,991 shares derives from the 17,999,995 shares outstanding as of December 31, 2008 plus the 26,999,996 shares issued in conjunction with the 2.5:1 forward stock split authorized by the Sustut Board and shareholders and effected on February 27, 2009 less retirement of Andrey Oks’ 25,000,000 shares and cancellation of 3,800,000 shares previously issued to Newbridge Securities Corporation, shares plus issuance of 1,250,000 shares in payment for two investor relations agreements. The total outstanding common shares of us subsequent to the closing of the reorganization is as follows (1):

Existing Sustut Shareholders	17,449,991
Optex Systems, Inc. (Delaware) shares exchanged	113,333,282
Optex Systems, Inc. (Delaware) Private Placement shares exchanged	8,131,667
Total Shares after reorganization	138,914,940

Cancellation of shares – American Capital Ventures	(700,000)
Private placement – June 29, 2009	750,000
Issuance of shares as consideration – ZA Consulting	480,000
Shares Outstanding on September 27, 2009	139,444,940

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Rule 409(b) states: “(b) The registrant shall include a statement either showing that unreasonable effort or expense would be involved or indicating the absence of any affiliation with the person within whose knowledge the information rests and stating the result of a request made to such person for the information.”

We made requests of counsel representing Sustut’s directors and officers to obtain additional information into the principles behind their determination that the securities of the registrant issued in the March 30, 2009 share exchange represented “fair market value” to acquire the business operations of Optex Systems, Inc. (Delaware), and they were not able to provide any information. We confirm that we have no affiliation with Sustut’s former counsel, Anslow & Jacklin, who was our only source of information regarding the prior history of Sustut and that the result of our request was that they stated they had no information and were not able to obtain further information on this issue.

We have not been able to provide further background as to how the merger consideration was determined beyond the fact that it was determined by negotiation between Sustut and Optex Systems, Inc. (Delaware). Thus, we have invoked Rule 409(b) which states: “(b) The registrant shall include a statement either showing that unreasonable effort or expense would be involved or indicating the absence of any affiliation with the person within whose knowledge the information rests and stating the result of a request made to such person for the information.”

Transactions with Executive Management

See the “Executive Compensation” section for a discussion of the material elements of compensation awarded to, earned by or paid to our named executive officers. Other than as stated in the “Executive Compensation” section, we have not entered into any transactions with executive management.

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DESCRIPTION OF SECURITIES

Optex Systems Holdings is authorized to issue 2,000,000,000 shares of common stock and 5,000 shares of preferred stock of which 1,027 shares are designated as Series A preferred stock, and 1,010 shares are designated as Series B preferred stock and 1,000 shares are designated as Series C preferred stock. As of December 22, 2016, there were we had 8,144,302 shares of common stock and 342 shares of Series C preferred shares (convertible into 1,425,000 shares of common stock) issued and outstanding.

Common Stock

The holders of common stock are entitled to one vote per share. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of legally available funds. However, the current policy of the board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of the board of directors and issued in the future.

Series C Preferred Stock

Our board of directors shall have designated 400 shares of our preferred stock as Series C convertible preferred stock (“Series C preferred stock”), none of which are currently issued and outstanding. The preferences and rights of the Series C preferred stock will be as set forth in a Certificate of Designation (the “Series C Certificate of Designation”) filed as an exhibit to the registration statement of which this prospectus is a part.

Pursuant to a transfer agency agreement between us and Equity Stock Transfer, as transfer agent, the Series C preferred stock will be issued in book-entry form and shall initially be represented only by one or more global certificates deposited with The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

In the event of a liquidation, the holders of Series C preferred stock are entitled to participate on an as-converted-to-Common Stock basis with holders of the Common Stock in any distribution of assets of the Company to the holders of the Common Stock. The Series C Certificate of Designation provides, among other things, that we shall not pay any dividends on shares of Common Stock (other than dividends in the form of Common Stock) unless and until such time as we pay dividends on each Series C preferred share on an as-converted basis. Other than as set forth in the previous sentence, the Series C Certificate of Designation provides that no other dividends shall be paid on Series C preferred stock.

With certain exceptions, as described in the Series C Certificate of Designation, the Series C preferred stock have no voting rights. However, as long as any shares of Series C preferred stock remain outstanding, the Series C Certificate of Designation provides that we shall not, without the affirmative vote of holders of a majority of the then-outstanding Series C preferred stock, (a) alter or change adversely the powers, preferences or rights given to the Series C preferred stock or alter or amend the Series C Certificate of Designation, (b) increase the number of authorized shares of Series C preferred stock or (c) amend our certificate of incorporation in any manner that adversely affects the rights of holders of Series C preferred stock.

Each Series C preferred share is convertible at any time at the holder’s option into a number of shares of common stock equal to $5,000 divided by the Series C Conversion Price. The “Series C Conversion Price” is initially $1.20 and is subject to adjustment for stock splits, stock dividends, distributions, subdivisions and combinations. Notwithstanding the foregoing, the Series C Certificate of Designation further provides that we shall not effect any conversion of Series C preferred stock, with certain exceptions, to the extent that, after giving effect to an attempted conversion, the holder of Series C preferred stock (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of Common Stock in excess of 4.99% of the shares of our Common Stock then outstanding after giving effect to such exercise (the “preferred stock Beneficial Ownership Limitation”); provided, however, that upon notice to the Company, the holder may increase or decrease the preferred stock Beneficial Ownership Limitation, provided that in no event shall the preferred stock Beneficial Ownership Limitation exceed 9.99% and any increase in the preferred stock Beneficial Ownership Limitation will not be effective until 61 days following notice of such increase from the holder to us.

We do not intend to apply for listing of the Series C preferred stock on any securities exchange or other trading system.

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Warrants Issued in the August 2016 Offering

The warrants issued entitle the holder to purchase one share of our common stock at an exercise price equal to $1.50 per share, or 125% of the offering price per share, at any time commencing upon consummation of this offering and terminating at 5:00 p.m., New York City time, on the five year anniversary of the date of issuance.

Pursuant to a warrant agreement between us and Equity Stock Transfer, LLC, as warrant agent, the warrants will be issued in book-entry form and shall initially be represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC. The material provisions of the warrants are set forth herein but are only a summary and are qualified in their entirety by the provisions of the warrant agreement that has been filed as an exhibit to the registration statement of which this prospectus forms a part.

The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock splits, stock dividend, extraordinary dividend on or recapitalization, reorganization, merger or consolidation. For one year following the issuance date of the warrants, the exercise price of the warrants will also be adjusted for issuances of common stock at a price below their exercise price, on the date of issuance of any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any common stock or common stock equivalents, at an effective price per share less than the exercise price then in effect. Under such adjustment, the exercise price of the warrants shall be reduced to that lower issuance price per share. Under the terms of the Warrants, there can only be one such price reset during the term of the warrant.

Under the terms of the warrant agreement, we have agreed to use our best efforts to maintain the effectiveness of the registration statement and current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. During any period we fail to have maintained an effective registration statement covering the shares underlying the warrants, the warrant holder may exercise the warrants on a cashless basis. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock, except as set forth in the warrants. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Subject to limited exceptions, a holder of warrants will not have the right to exercise any portion of its warrants if the holder (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of common stock in excess of 4.99% (or, at the election of the holder, 9.99%) of the shares of our common stock then outstanding after giving effect to such exercise (the “Beneficial Ownership Limitation”); provided, however, that, upon notice to the Company, the holder may increase or decrease the Beneficial Ownership Limitation, provided that in no event shall the Beneficial Ownership Limitation exceed 9.99% and any increase in the Beneficial Ownership Limitation will not be effective until 61 days following notice of such increase from the holder to us.

No fractional shares of common stock will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number of shares of common stock to be issued to the warrant holder. If multiple warrants are exercised by the holder at the same time, we will aggregate the number of whole shares issuable upon exercise of all the warrants. There is no established trading market for the warrants. The underwriters intend to submit an application to have the warrants trade on the OTCQB; however, no assurances can be given that such application will be approved.

In the event of a fundamental transaction (as defined in warrant), then the Company or any successor entity will pay at the holder’s option, exercisable at any time concurrently with or within 30 days after the consummation of the fundamental transaction, an amount of cash equal to the value of the remaining unexercised portion of the warrants on the date of consummation of the fundamental transaction as determined in accordance with the Black Scholes option pricing model.

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Preferred Stock

Series A Preferred Stock

On March 24, 2009, Optex Systems Holdings filed a Certificate of Designation with the Secretary of State of the State of Delaware authorizing a series of preferred stock, under its articles of incorporation, known as “Series A preferred stock”. This Certificate of Designation was approved by Our Board of Directors and Shareholders at a Board Meeting and Shareholders Meeting held on February 25, 2009. The Certificate of Designation originally set forth the following terms for the Series A preferred stock as described in the table below.

Authorized Shares:	1,027
Per Share Stated Value:	$6,860.34
Liquidation Preference:	Per share stated value
Conversion Price into common stock:	$2.50 per share, as adjusted on a pro rata basis for stock splits, dividends, combinations or reclassifications and on a full ratchet basis for equity issuances at a price less than the then in effect exercise price
Voting Rights:	The Series A preferred shares shall vote along with the common stock on an as converted basis and shall have one vote per share.

Our preferred shareholders have agreed to waive our obligation to pay future dividends on their shares of preferred stock after the date of effectiveness of this registration statement and in conjunction with the reduction in their per share conversion price to $0.01 as of the date of effectiveness, in accordance with the terms of the preferred conversion feature of the Series A preferred stock and in exchange for waiver of payment of accrued dividends through July 15, 2011 through an offsetting increase in the stated value of the Series A preferred stock. To date, the accrued dividends on Series A preferred stock total $883,569, which when divided by the 1027 shares of Series A preferred stock outstanding equals an increase in the stated value of the shares to $6,860.34 per share. Our calculations are set forth below:

100% Total for Shares Owned by Both Sileas Corp. and Alpha Capital Anstalt	Regarding Shares Owned by Sileas Corp.	Regarding Shares Owned by Alpha Capital Anstalt
1,027 shares	926	101
100%	90.2%	9.8%
$883,569 in dividends accrued	$796,979	$86,590
$883,569 total increase in total value, which is $860.34 per share	New stated value of $6,860.34 per Share	New stated value of $6,860.34 per share

As of the date of this prospectus, there are no shares of Series A preferred stock or Series B preferred stock issued and outstanding.

Series B Preferred Stock

On March 26, 2015, we filed a Certificate of Designation with respect to its Certificate of Incorporation to authorize a series of preferred stock known as “Series B Preferred Stock” under Article FOURTH thereof, with 1010 shares of Series B preferred stock issuable thereunder. The amendment was approved by our Board of Directors under Article FOURTH of its Certificate of Incorporation, as amended. The Certificate of Designation sets forth the following terms of the Series B preferred stock as described in the table below:

Authorized Shares:	1010
Per Share Stated Value:	$1,629.16
Liquidation Preference:	Per share stated value to other classes of equity except to Series A preferred stock
Conversion Price into Common Stock:	$2.50 per share
Voting Rights:	Additionally, the holders of the Series B preferred stock are entitled to vote together with the common stock and the Series A preferred stock on an “as-converted” basis.

Stock Options

As of the date of this prospectus, we have 60,000 outstanding stock options that represent potential future cash proceeds to our company of $600,000. On December 9, 2011, our Board of Directors authorized an amendment to its Stock Option Plan to increase the number of issuable shares from 6,000 to 50,000 and authorize the grant of 10,000 options to two board members and a total of 36,070 to our employees including 20,000 options to executive officers, at an exercise price of $10.00 per share with each grant to vest 25% per year over four years for each year with which the grantee is still employed by or serving as our director (with all unvested options automatically expiring on the date of termination of employment by or service as a director) and all unvested options immediately vesting upon a change of control due to a merger or acquisition of us. On December 19, 2013, the Board of Directors of Optex Systems Holdings, Inc. authorized an amendment to its Stock Option Plan to increase the number of issuable shares from 50,000 to 75,000 and authorized the grant of 20,000 options to three board members and a grant of 5,000 to an Optex Systems Holdings officer. The options have an exercise price of $10.00 per share with each grant to vest 25% per year over four years for each year with which the grantee is still employed by or serving as a director of Optex Systems Holdings, Inc. (with all unvested options automatically expiring on the date of termination of employment by or service as a director of Optex Systems Holdings, Inc.) and all unvested options immediately vesting upon a change of control due to a merger or acquisition of the Company. The holders of options are not required to exercise their rights at any time and we are unable to predict the amount and timing of any future option exercises. We reserve the right to temporarily reduce the exercise prices of our options from time to time in order to encourage the early exercise of the options. As of the date of this prospectus, 65,000 of the stock options had vested and 5,000 were exercised.

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Delaware Anti-takeover Statute

We are subject to the provisions of section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

—	the transaction is approved by the board of directors before the date the interested stockholder attained that status;

—	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

—	on or after the date the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

—	any merger or consolidation involving the corporation and the interested stockholder;

—	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

—	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

—	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

—	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

A Delaware corporation may opt out of this provision either with an express provision in its certificate of incorporation or bylaws approved by its stockholders. However, we have not opted out, and do not currently intend to opt out, of this provision. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Certificate of Incorporation and By-laws

Our Certificate of Incorporation and by-laws include provisions that may have the effect of delaying or preventing a change of control or changes in our management. These provisions include:

—	the right of the board of directors to elect a director to fill a vacancy created by the resignation of a director or the expansion of the board of directors;

—	the requirement for advance notice for nominations of candidates for election to the board of directors or for proposing matters that can be acted upon at a stockholders’ meeting (as set forth in Article II Section IV of the Bylaws which require notice to be given least ten (10) and not more than sixty (60) days prior to each meeting, and notice of each special meeting shall also state the purpose or purposes for which it has been called); and

—	the right of our board of directors to alter our bylaws without stockholder approval.

Also pursuant to the reorganization, we amended our bylaws which provided for a fiscal year end on December 31 to a fiscal year ending on the Sunday nearest September 30.

Transfer Agent

Our transfer agent is Equity Stock Transfer of New York, NY.

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UNDERWRITING

We entered into an underwriting agreement with Joseph Gunnar & Co., LLC (the “representative”) acting as the representative for the underwriters named below. Subject to the terms and conditions of the underwriting agreement and other than the shares and/or warrants covered by the over-allotment option described below, the underwriters named below have agreed to purchase, and we have agreed to sell to the underwriters, the number of Class A units and number of Class B units at the public offering price, less the underwriting discounts and commissions, as set forth on the cover page of this prospectus and as indicated below:

Underwriter	Class A Units		Class B Units
Joseph Gunnar & Co., LLC	2,421,052	*	—

* Assuming no Class B units are sold.

The underwriters are committed to purchase all of the units offered by this prospectus if any such units are taken, other than those shares and warrants covered by the over-allotment option described below. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

The representative has advised us that the underwriters propose to offer the units directly to the public at the public offering price set forth on the cover of this prospectus. In addition, the underwriters may offer some of the units to other securities dealers at such price less a concession of up to $__ per Class A unit. After the offering to the public, the offering price and other selling terms may be changed by the representative without changing our proceeds from the underwriters’ purchase of the units.

The following table summarizes the public offering price, underwriting discounts and commissions and proceeds before expenses to us assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares and warrants.

	Per Class A Unit	Per Class B Unit	Total Without Over-Allotment	Total With Over- Allotment
Public Offering price	—	-	—	—
Underwriting discounts and commissions	—	-	—	—
Proceeds, before expenses, to us	—	-	—	—

In addition, we have agreed to pay to the representative a non-accountable expense allowance equal to 1% of the aggregate gross proceeds of this offering. In addition, we have agreed to reimburse the representative for fees and expenses of legal counsel to the representative in an amount not to exceed $75,000, fees and expense related to use of book building, prospectus tracking and compliance software for the offering in the amount of $29,500, up to $2,500 for the costs associated with bound volumes of the public offering materials as well as commemorative mementos, and out-of-pocket fees and expenses of the representative for marketing and roadshows for the offering not to exceed $20,000, of which $2,500 has been advanced prior to the date hereof, subject to compliance with FINRA Rule 5110(f)(2)(D)(i).

We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately $365,000, all of which are payable by us.

Over-Allotment Option

We have granted to the underwriters an option, exercisable no later than 45 calendar days after the date of the underwriting agreement to purchase up to 363,157 shares of common stock and/or warrants to purchase 363,157 shares of common stock (15% of the shares (including the number of shares of Common Stock issuable upon conversion of the Series C convertible preferred stock) and 15% of the warrants sold in this offering) at a price of $____ per share and $____ per warrant, less underwriting discount, to cover over-allotments. The over-allotment option may be used to purchase shares of common stock and/or warrants in any combination thereof, as determined by the representative. The underwriters may exercise this option only to cover over-allotments, if any, made in connection with this offering. To the extent the option is exercised and the conditions of the underwriting agreement are satisfied, we will be obligated to sell to the underwriters, and the underwriters will be obligated to purchase, these additional shares of common stock and/or warrants to purchase common stock.

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Underwriters’ Warrants

We agreed to issue to the representative common stock purchase warrants (the “Representative Warrants”) to purchase up to an aggregate number of shares of our common stock equal to five percent (5%) of the shares of common stock sold in the offering (excluding shares sold upon exercise of overallotment option and excluding shares upon exercise of any warrants sold in this offering). The Representative Warrants and the shares underlying the Representative Warrants will be registered on this registration statement. The Underwriter Warrants shall have an exercise price equal to $__ per share, which is 125% of the public offering price per share, and shall have a term of four years commencing one year from the effective date of this offering (which period shall not extend further than five years from the effective date of this offering in compliance with FINRA Rule 5110(f)(2)(G)), and otherwise have the same terms as the warrants sold in this offering except that the warrants will not contain an anti-dilution provision and, pursuant to FINRA Rule 5110(g)(1), neither the Representative Warrants nor any shares of common stock issued upon exercise of the Representative Warrants may be sold, transferred, assigned, pledged, or hypothecated, or be subject to any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of such securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of this offering, except the transfer of any security (i) by operation of law or by reason of reorganization, (ii) to any FINRA member firm participating in the offering and the officers and partners thereof, if all securities so transferred remain subject to the lock-up restriction described above for the remainder of the time period, (iii) if the aggregate amount of our securities held by the holder of the Representative Warrant or related persons does not exceed 1% of the securities being offered, (iv) that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund, or (v) the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction set forth above for the remainder of the time period.

Lock-Up Agreements

We and each of our officers and directors and certain shareholders have agreed, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any shares of our common stock or other securities convertible into or exercisable or exchangeable for shares of our common stock for a period of 180 days after the effective date of the registration statement of which this prospectus is a part without the prior written consent of the representative.

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

•	Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.

•	Over-allotment transactions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the Representative to reclaim a selling concession from a syndicate member when the shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our shares of common stock or preventing or retarding a decline in the market price of our shares of common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

In connection with this offering, underwriters and selling group members may engage in passive market making transactions in our common stock on the OTCQB in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

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Other Terms

In addition, we have granted a right of first refusal to the representative to act as sole investment bank, book-runner or placement agent for any public or private equity, equity-linked or debt offering by us or any subsidiary during the twelve months following the consummation of this offering.

We have previously paid an aggregate fee of $8,500 to the representative for advisory services on our capital markets strategy, the listing of our common stock on a national securities exchange, and non-deal roadshows to introduce us to institutional investors, sell-side research firms and retail investment firms pursuant to an advisory agreement, dated May 23, 2016, between us and the representative.

The underwriters and their affiliates may in the future provide various investment banking and other financial services for us, for which they may receive, in the future, customary fees.

Indemnification

We have agreed to indemnify the underwriters against liabilities relating to the offering arising under the Securities Act, the Exchange Act and liabilities arising from breaches of some or all of the representations and warranties contained in the underwriting agreement. We have also agreed to contribute to payments that the underwriters may be required to make for these liabilities.

Electronic Distribution

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members. The Representative may agree to allocate a number of shares to underwriters and selling group members for sale to its online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us, and should not be relied upon by investors.

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Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (the “PRC”) (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area — Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

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An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

(a)	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

(c)	to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of the Company or any underwriter for any such offer; or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the “ISA”), nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

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Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Societ — $$ — Aga e la Borsa, “CONSOB”) pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

•	to Italian qualified investors, as defined in Article 100 of Decree No. 58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and

•	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

•	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

•	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”), pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

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Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority.

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor has the Company received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by the Company.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to the Company.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

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LEGAL MATTERS

The legality of the shares of common stock offered by this prospectus were passed upon for us by Jolie Kahn, Esq. of Locust Valley, NY. Certain legal matters in connection with this offering were passed upon for the representative of the underwriters by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

The financial statements as of October 1, 2017 and October 2, 2016 incorporated in this prospectus have been so included in reliance on the reports of Whitley Penn LLP (as to October 1, 2017) and PMB Helin Donovan (as to October 2, 2016), independent registered public accounting firms, given on the authority of said firms as experts in accounting and auditing.

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the shares and its underlying securities was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the notes offered hereby. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. A copy of the registration statement, including the exhibits and schedules thereto, may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

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INFORMATION INCORPORATED BY REFERENCE

The rules of the SEC allow us to incorporate information into this prospectus by reference. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents listed below:

•	our Annual Report on Form 10-K for the year ended October 1, 2017, filed on December 20, 2017;

•	our Amendment No. 1 to Form 10-K for the year ended October 1, 2017, filed with the SEC on December 22, 2017; and

•	our Current Reports on Form 8-K filed with the SEC on January 16 and 19, 2018.

Any statement made in this prospectus or in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified, to constitute a part of this prospectus.

You can obtain any of the filings incorporated by reference into this prospectus through us or from the SEC through the SEC’s website at http://www.sec.gov. We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the reports and documents referred to above which have been or may be incorporated by reference into this prospectus. You should direct requests for those documents to:

Optex Systems Holdings, Inc.
1420 Presidential Drive
Richardson, TX 75081

Our reports and documents incorporated by reference into this prospectus may also be found in the “Investors Relations” section of our website at http://www.optexsys.com. Our website and the information contained in it or connected to it shall not be deemed to be incorporated into this prospectus or any registration statement of which it forms a part.

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5,625,500 shares of common stock underlying (i) shares of Series C convertible preferred stock and (ii) warrants

PROSPECTUS

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

Expenses of the Registrant in connection with the issuance and distribution of the securities being registered, are estimated as follows:

(Thousands)
Placement Agent Advisory Fee	$368
Legal Fees and Expenses	200
Transfer Agent Fees and Expenses	11
Marketing and Roadshow Expenses	90
Book Building, Prospectus Tracking and Compliance Software	30
SEC Registration Fee	3
Accountants’ Fees and Expenses	15
FINRA Filing Fee	2
Printing and Engraving Expenses	2
Miscellaneous Costs	24
Total(previously paid)	$755

Item 14. Indemnification of Directors and Officers

Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock purchase or redemption in violation of the Delaware General Corporation Law or obtained an improper personal benefit.

Our amended and restated certificate of incorporation specifically limits each director’s personal liability, as permitted by Section 102 of the Delaware General Corporation Law, and provides that if the Delaware General Corporation Law is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

Section 145 of the Delaware General Corporation Law provides, among other things, that a corporation may indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors of otherwise both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person. Our amended and restated certificate of incorporation provides for indemnification of our directors, officers, employees and agents to the fullest extent permitted by the Delaware General Corporation Law.

Item 15. Recent Sales of Unregistered Securities

Since January 1, 2012, we have issued and sold the following securities in transactions exempt from registration under Section 4(2) of the Securities Act of 1933:

On November 17, 2014, we entered into a subscription agreement to sell up to $2.1 million principal amount of convertible promissory notes a series of notes with an aggregate principal amount of $1,550 thousand. An additional convertible promissory note for $10 thousand was issued to the placement agent in consideration for placement services on the transaction.

All of the above equity transactions were made in reliance on Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act as private placements of our securities to institutional investors.

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Item 16. Exhibits and Financial Statement Schedules

Exhibits

Exhibit No.	Description
1.1	Form of Underwriting Agreement. (28)

2.1	Agreement and Plan of Reorganization, dated as of the March 30, 2009, by and between registrant, a Delaware corporation and Optex Systems, Inc., a Delaware corporation(1).

3.1	Certificate of Incorporation, as amended, of Optex Systems Holdings, Inc(2).

3.2	Bylaws of Optex Systems Holdings(1).

3.3	Charters of the Audit Committee, Compensation Committee and Nominating Committee(26).

4.1	Certificate of Powers, Designations, Preferences and Rights of the Series B Preferred Stock of Optex Systems Holdings, Inc. dated March 26, 2015(23).

4.2	Form of Warrant Agency Agreement for Offering (28)

4.2.1	Form of Warrant as exhibit to Warrant Agency Agreement (28)

4.3	Form of Underwriter Warrant for Offering (28)

4.4	Certificate of Designation of the Series C Convertible Preferred Stock of Optex Systems Holdings, Inc.(29)

5.1	Opinion of Jolie Kahn, Esq. (29)

10.1	2009 Stock Option Plan(1).

10.2	Employment Agreement with Danny Schoening(1).

10.3	Lease for 1420 Presidential Blvd., Richardson, TX(1).

10.4	Form of Warrant(3)

10.5	Specimen Stock Certificate(3)

10.6	Contract W52H0905D0248 with Tank-automotive and Armaments Command, dated August 19, 2005(5)(6)

10.7	Contract W52H0909D0128 with Tank-automotive and Armaments Command, dated March 24, 2009(5)

10.8	Contract W52H0905D0260 with Tank-automotive and Armaments Command, dated August 3, 2005(5)(6)

10.9	PO# 40050551 with General Dynamics, dated June 8, 2009(5)(6)

10.10	Contract 9726800650 with General Dynamics, dated April 9, 2007(5)(6)

10.11	Form of Subscription Agreement(4)

10.12	Single Source Supplier Purchase Orders with TSP Inc.(5)

10.13	Single Source Supplier Purchase Orders with SWS Trimac(5)

10.14	Since Source Supplier Purchase Orders with Danaher Controls(5)

10.15	Single Source Supplier Purchase Orders with Spartech Polycast(5)

10.16	Third Amendment to Lease, between Aquiport DFWIP and Optex Systems, Inc., dated January 7, 2010 (5)

10.17	$250,000 principal amount Note in favor of the Longview Fund, L.P., dated October 27, 2009(9)

10.18	Investor Relations Agreement, dated April 1, 2009 between Optex Systems and American Capital Ventures, Inc.(9)

10.19	Form of Loan and Security Agreement between Optex Systems, Inc. and Peninsula Bank Business Funding, dated March 4, 2010(5)

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Exhibit No.	Description
10.20	Form of Unconditional Guaranty executed by Optex Systems Holdings, Inc. in favor of Peninsula Bank Business Funding, dated March 4, 2010(5)

10.21	Form of Warrant issued by Optex Systems Holdings, Inc. to Peninsula Bank Business Funding, dated March 4, 2010(5)

10.22	Allonge to Promissory Note, dated January 5, 2010(9)

10.23	Showcase Agreement between Optex Systems, Inc. and ECON Corporate Services, Inc., dated April 1, 2009(9)

10.24	Consulting Agreement dated June 29, 2009, between ZA Consulting, Inc. and Optex Systems, Inc.(9)

10.25	Purchase Order dated June 28, 2010 with TACOM-Warren(7)

10.26	First Amendment to Loan and Security Agreement, dated August 3, 2010, by and between Peninsula Bank Business Funding and Optex Systems, Inc.(8)

10.27	Waiver by Peninsula Bank Business Funding to Optex Systems, Inc., dated November 24, 2010(10)

10.28	Second Amendment to Loan and Security Agreement, dated November 29, 2010, by and between Peninsula Bank Business Funding and Optex Systems, Inc.(10)

10.29	Third Amendment to Loan and Security Agreement, dated February 15, 2011, by and between Peninsula Bank Business Funding and Optex Systems, Inc.(11)

10.30	Fourth Amendment to Loan and Security Agreement, dated March 22, 2011, by and between Peninsula Bank Business Funding and Optex Systems, Inc.(12)

10.31	Waiver of Series A preferred shareholders(14)

10.32	Form of Subscription Agreement(15)

10.33	PO# SPRDL1-12-C-0023 with DLA Land-Warren, dated October 24, 2011(16)

10.34	Agreement with GDLS-Canada, dated as of November 3, 2011(19)

10.35	Amendment to 2009 Stock Option Plan(17)

10.36	Amendment to the Articles of Incorporation(18)

10.37	Amendment to Credit Facility with Avidbank(20)

10.38	Purchase Agreement dated November 3, 2014(21)

10.39	Assignment of Lease dated October 30, 2014(21)

10.40	Form of Subscription Agreement(22)

10.41	Form of Convertible Note(22)

10.42	Form of Registration Rights Agreement(22)

10.43	Form of Make Whole Agreement(22)

10.44	Supply Agreement, dated May 26, 2015, between Optex Systems Holding, Inc. and Nightforce Optics, Inc.(24)

10.45	First Amendment to Amended and Restated Loan Agreement with Avidbank(26)

10.46	Restricted Stock Unit Plan(27)

10.47	Form of RSU Agreement(27)

10.48	Employment Agreement with Karen Hawkins, dated as of August 1, 2016(25)

10.49	Form of Lease(30)

10.50	Form of Letter of Credit(30)

10.51	Form of Second Amendment to Loan Agreement(30)

10.52	Form of Stock Repurchase Agreement(31)

10.53	Form of Note Satisfaction Agreement(32)

10.54	Form of Stock Purchase Agreement(32)

10.55	Form of Award/Contract between the Company and US DLA, dated July 3, 2017(33)

14.1	Code of Ethics(3)

21.1	List of Subsidiaries – Optex Systems, Inc.(1)

23.1	Consent of Jolie Kahn, Esq. (included in Exhibit 5.1)

23.2	Consent of PMB Helin Donovan

23.3	Consent of Whitley Penn LLP

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(1)   Incorporated by reference from our Current Report on Form 8-K dated April 3, 2009.

(2)   Incorporated by reference from our Amendment No. 4 to Registration Statement on Form S-1 filed on September 28, 2009

(3)   Incorporated by reference from our Registration Statement on Form S-1 filed on May 19, 2009

(4)   Incorporated by reference from our Form 10-K for the fiscal year ended September 27, 2009, filed on January 11, 2010

(5)   Incorporated by reference from our Amendment No. 4 to Registration Statement on Form S-1 filed on June 14, 2010

(6)   This exhibit is missing part of the original bid/solicitation package as such information can only be obtained from third parties with which the registrant has no affiliation, and registrant has made requests from such third parties for such information, and such parties have not been able to provide such information.

(7)   Incorporated by reference from our Current Report on Form 8-K dated July 2, 2010

(8)   Incorporated by reference from our Form 10-Q for the quarter ended on June 27, 2010, filed on September 11, 2010

(9)   Incorporated by reference from our Amendment No. 5 to Registration Statement on Form S-1 filed on September 3, 2010

(10) Incorporated by reference from our Amendment No. 20 to Registration Statement on Form S-1 filed on January 13, 2011

(11) Incorporated by reference from our Form 10-Q for the quarter ended on January 2, 2011, filed on February 16, 2011

(12) Incorporated by reference from our Current Report on Form 8-K filed on March 28, 2011

(13) Intentionally left blank

(14) Incorporated by reference from our Form S-1 filed on August 1, 2011

(15) Incorporated by reference from our Form S-1 filed on September 2, 2011

(16) Incorporated by reference from our Current Report on Form 8-K filed on November 7, 2011

(17) Incorporated by reference from our Form 10-K filed on December 27, 2011

(18) Incorporated by reference from our Amendment No. 5 to Registration Statement on Form S-1 filed on January 27, 2012

(19) Incorporated by reference from our Form 10-K/A for the year ended September 29, 2013, filed on March 27, 2012

(20) Incorporated by reference from our Form 10-Q for the quarter ended on April 1, 2012, filed on May 15, 2012

(21) Incorporated by reference from our Current Report on Form 8-K, dated November 7, 2014

(22) Incorporated by reference from our Current Report on Form 8-K, dated November 18, 2014

(23) Incorporated by reference from our Current Report on Form 8-K, dated April 1, 2015

(24) Incorporated by reference from our Current Report on Form 8-K, dated July 13, 2015

(25) Incorporated by reference from our Current Report on Form 8-K, dated August 10, 2016

(26) Incorporated by reference from our Current Report on Form 8-K filed on April 28, 2016

(27) Incorporated by reference from our Current Report on Form 8-K filed on June 17, 2016

(28) Incorporated by reference from our Amendment No. 2 to Form S-1 filed on August 12, 2016

(29) Incorporated by reference from our Amendment No. 5 to Form S-1, filed on August 22, 2016

(30) Incorporated by reference from our Current Report on Form 8-K, filed on November 23, 2016

(31) Incorporated by reference from our Current Report on Form 8-K, filed on May 1, 2017

(32) Incorporated by reference from our Current Report on Form 8-K, filed on June 15, 2017

(33) Incorporated by reference from our Current Report on Form 8-K, filed on July 10, 2017

Item 17. Undertakings

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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4.	That, for the purpose of determining liability under the Securities Act to any purchaser:

i.	If the registrant is relying on Rule 430B (Section 430B of this chapter):

A.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Richardson, TX, on the 2nd day of February, 2018.

OPTEX SYSTEMS HOLDINGS, INC.

By:	/s/ Danny Schoening
Danny Schoening, Principal Executive Officer

By:	/s/ Karen Hawkins
Karen Hawkins, Principal Financial Officer

Date: February 2, 2018

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Danny Schoening	CEO, Chairman and Director	February 2, 2018
Danny Schoening

/s/ David Kittay	Director	February 2, 2018
David Kittay

/s/ Danny Schoening	CEO and Director	February 2, 2018
Danny Schoening

/s/ Karen Hawkins	Director	February 2, 2018
Karen Hawkins

/s/ Bill Bates Director February 2, 2018
Bill Bates

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